UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
SCULPTOR CAPITAL MANAGEMENT, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SCULPTOR CAPITAL MANAGEMENT, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 22, 2023
Dear Shareholder:
You are invited to the annual meeting of Shareholders (the “Annual Meeting”) of Sculptor Capital Management, Inc. (the “Company”). The Annual Meeting will be held solely online on June 22, 2023 at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/SCU2023. At the 2023 Annual Meeting, the following items of business will be considered:
1.The election of James S. Levin and Wayne Cohen as Class I directors to serve for a term of three years and until their successors are duly elected or appointed and qualified.
2.Ratification, by a non-binding advisory vote, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.
3.Approval, by a non-binding advisory vote, of the compensation of the Named Executive Officers of the Company (the “Say-on-Pay” Vote).
4.Approval, by a non-binding advisory vote of the frequency of future Say-on-Pay Votes.
5.Any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
These items of business are more fully described in the proxy statement accompanying this Notice.
The Board of Directors has set the close of business on April 24, 2023 as the record date for determining Shareholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the Shareholders as of the record date will be available for inspection by Shareholders, for any purpose germane to the Annual Meeting, at the Company’s offices and at the offices of American Stock Transfer & Trust Company LLC, the Company’s independent share transfer agent, during normal business hours for a period of 10 days prior to the Annual Meeting. The list will also be available for inspection by Shareholders electronically during the Annual Meeting at www.virtualshareholdermeeting.com/SCU2023 when you enter the control number we have provided to you.
All Shareholders are cordially invited to attend the Annual Meeting. EVEN IF YOU CANNOT VIRTUALLY ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be Held on June 22, 2023: the Proxy Statement and Annual Report
to Shareholders are Available at www.proxyvote.com

By Order of the Board of Directors,

David M. Levine
Corporate Secretary
April 28, 2023
New York, New York

SCULPTOR CAPITAL MANAGEMENT, INC.
9 West 57th Street
New York, New York 10019
PROXY STATEMENT
Our board of directors (the “Board of Directors” or the “Board”) is providing these proxy materials to you in connection with the solicitation of proxies by Sculptor Capital Management, Inc. on behalf of the Board for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Sculptor Capital Management, Inc., which will take place at 9:00 a.m. Eastern Time on June 22, 2023, and any adjournment or postponement thereof. The Annual Meeting will be conducted as a “virtual meeting” of shareholders. You will be able to virtually attend the Annual Meeting, where you will be able to vote electronically and submit questions during the live webcast, by visiting www.virtualshareholdermeeting.com/SCU2023 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, (the “Notice”), on your proxy card or in the voting instructions that accompany your proxy materials.
The Company intends to make available this proxy statement and the accompanying proxy card on or about April 28, 2023, to all shareholders entitled to vote at the Annual Meeting.
In this proxy statement, references to “Sculptor Capital,” “our Company,” “the Company,” “we,” “us,” or “our” refer, unless the context requires otherwise, to Sculptor Capital Management, Inc. (the “Registrant”), a Delaware corporation, and its consolidated subsidiaries, including the Sculptor Operating Group (defined below). References to the “Charter” refer to our Restated Certificate of Incorporation, dated as of November 5, 2019. References to the “Bylaws” refer to our Amended and Restated Bylaws, effective September 12, 2019.
References to the “Sculptor Operating Group” refer, collectively, to Sculptor Capital LP, a Delaware limited partnership, Sculptor Capital Advisors LP, a Delaware limited partnership, Sculptor Capital Advisors II LP, a Delaware limited partnership, and each of their consolidated subsidiaries. References to our “Operating Partnerships” refer, collectively, to Sculptor Capital LP, Sculptor Capital Advisors LP and Sculptor Capital Advisors II LP. References to “Sculptor Corp” refer to Sculptor Capital Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Sculptor Capital Management, Inc.
References to our “executive managing directors” refer to the executive managing directors of the Company, and, except where the context requires otherwise, also includes executive managing directors who are no longer active in our business. References to the ownership of our executive managing directors include the ownership of certain estate and personal planning vehicles, such as family trusts, of such executive managing directors and their immediate family members. References to the “Ziffs” refer collectively to Ziff Investors Partnership, L.P. II and certain affiliates and control persons.
References to “Class A Shares” refer to our Class A Shares, representing Class A common stock of Sculptor Capital, which are publicly traded and listed on the New York Stock Exchange, which we refer to as the “NYSE.” References to “Class B Shares” refer to shares of Class B common stock of Sculptor Capital, which are not publicly traded, are currently held by our unit holders, and have no economic rights but entitle the holders thereof to one vote per share together with the holders of our Class A Shares. References to “Shares” refer to our Class A Shares and Class B Shares, collectively. References to our “shareholders” refer to holders of our Class A Shares and Class B Shares, collectively. The terms “Group A Units,” “Group A-1 Units,” “Group B Units,” “Group D Units,” “Group E Units,” “Group E-1 Units,” “Group E-2 Units,” “Group E-5 Units” “Group P Units” and “Group P-4 Units,” refer to the aggregate of interests consisting of one Class A, Class A-1, Class B, Class D, Class E, Class E-1, Class E-2, Class E-5, Class P, or Class P-4 (collectively, the “Class P Units”) as applicable, in each Sculptor Operating Group entity. References to “Group Unit” or “Unit” refers generally to the aggregate of interests consisting of one common unit of any or all of the Group A, Group A-1, Group B, Group D, Group E, Group E-1, Group E-2, Group E-5, Group P or Group P-4 common units in each Sculptor Operating Group entity.

Each Class A shareholder, including holders of Class A restricted stock, is entitled to one vote per share held of record on all matters submitted to a vote for our shareholders. Each Class B Shareholder is entitled to one vote per share held of record on all matters submitted to a vote of our shareholders except that Class B Shares that relate to our Group A-1 Units, which represent 0.7% of our total combined voting power, will be voted pro rata in accordance with the vote of the Class A Shares. As of April 24, 2023, the Record Date for the Annual Meeting, the Class B Shares represent 52.7% of our total combined voting power.
References to our “IPO” refer to our initial public offering that occurred in November 2007. References to “funds” refer to the multi-strategy, dedicated credit, real estate and other single strategy funds, and other alternative investment vehicles for which we provide asset management services.
No statements made herein, on our website or in any of the materials we file with the United States Securities and Exchange Commission, which we refer to as the “SEC,” constitute, or should be viewed as constituting, an offer of any fund or any security.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have made available this proxy statement and proxy card because the Board of Directors of Sculptor Capital is soliciting your proxy to vote at the Annual Meeting and at any adjournment or postponement thereof. The Annual Meeting will be held on June 22, 2023 at 9:00 a.m. Eastern Time via live webcast through the www.virtualshareholdermeeting.com/SCU2023. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable). This solicitation is for proxies for use at the Annual Meeting or any reconvened meeting after an adjournment or postponement of the Annual Meeting.
You are invited to join the Annual Meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to join the Annual Meeting to vote your Shares. Instead, you may simply complete, sign and return the proxy card or vote by telephone or Internet, as discussed below.
How are we distributing our proxy materials?
To expedite delivery, decrease the environmental impact of printing and mailing our proxy materials, and reduce our costs, we used “Notice and Access” in accordance with an SEC rule that permits us to provide these materials to our shareholders over the Internet. On April 28, 2023, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials online. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a paper or email copy on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of this proxy statement and our 2022 Annual Report to Shareholders, which was sent on or about April 28, 2023.
Who is entitled to vote at and attend the Annual Meeting?
Only shareholders of record of our Shares at the close of business on the record date, April 24, 2023, are entitled to receive notice of, to vote at and join the Annual Meeting. Each outstanding Class A Share and Class B Share entitles its holder to cast one vote on each matter to be voted upon. Class B Shares that relate to our Group A-1 Units, which represent 0.7% of our total combined voting power, will be voted pro rata in accordance with the vote of the Class A Shares.
What is the difference between Class A Shares and Class B Shares?
The Class A Shares are listed on the NYSE. The holders of Class A Shares, including restricted Class A Shares, are entitled to one vote per share and any dividends we may pay (though dividends with respect to restricted Class A shares are subject to satisfaction of the applicable service-based and/or performance-based vesting conditions). The Class A Shares vote together with the Class B Shares on all matters submitted to a vote of shareholders.
The Class B Shares are held by our unit holders (current and former members of management). They have no economic rights (and therefore no rights to any dividends or distributions we may pay) and are not publicly traded, but rather entitle the holders to one vote per share together with the Class A shareholders. The Class B Shares are intended solely to provide our executive managing directors with voting interests in Sculptor Capital commensurate with their ownership of certain Units in the Sculptor Operating Group. Pursuant to a February 7, 2019 agreement between the Company, Daniel S. Och and certain of the Company’s subsidiaries (the “Governance Agreement”), Class B Shares that relate to our Group A-1 Units, which represent 0.7% of our total combined voting power, will be voted pro rata in accordance with the vote of the Class A Shares. The Class B Shares are not currently and are not expected to be registered for public sale or listed on the NYSE or any other securities exchange.
What is the difference between holding Shares as a shareholder of record and as a beneficial owner?
Most of the holders of our Class A Shares hold their shares beneficially through a broker or other nominee rather than directly in their own name. All of our Class B Shares are held directly by our executive managing directors in their names. As summarized below, there are some distinctions between Shares owned beneficially and those held of record.

Beneficial Owner:    If your Class A Shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of Class A Shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or other nominee how to vote. The voting instruction card from your broker, trustee or other nominee contains voting instructions for you to use in directing the broker, trustee or other nominee how to vote your Class A Shares.
Because a beneficial owner is not the shareholder of record, you may not electronically vote your Class A Shares at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee that holds your Shares giving you the right to vote the Shares at the Annual Meeting.
Shareholder of Record:    If your Shares are registered directly in your name with us or our share transfer agent, American Stock Transfer & Trust Company LLC, you are considered the shareholder of record with respect to those Shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote electronically at the Annual Meeting. We have enclosed or sent a proxy card for you to use.
What will I need in order to virtually attend the Annual Meeting?
You are entitled to attend the virtual Annual Meeting only if you were a shareholder of record as of the record date for the Annual Meeting, which is April 24, 2023 (the “Record Date”), or you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SCU2023 and using your 16-digit control number to enter the meeting.
Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. If you are a beneficial owner of Shares held in the name of a broker, trustee or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, trustee or other nominee to be able to vote electronically at the Annual Meeting. Follow the instructions from your broker, trustee or other nominee included with these proxy materials or contact your broker, trustee or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Annual Meeting to obtain this “legal proxy” from the holder of record.
What constitutes a quorum?
The presence of a quorum is required for business to be conducted at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our Shares outstanding as of the Record Date and entitled to vote shall constitute a quorum. As of the April 24, 2023 Record Date, 62,707,394 Shares (comprised of 29,689,146 Class A Shares, including restricted Class A shares, and 33,018,248 Class B Shares) were outstanding and entitled to vote. If you submit a properly executed proxy card, regardless of whether you abstain from voting, you will be considered in determining the presence of a quorum.
How do I vote my shares?
You may vote via webcast at the Annual Meeting or by mail. If you are a holder of record of Shares, you also can choose to vote by telephone or electronically through the Internet. If you hold your Class A Shares in “street name” through a broker, trustee or other nominee, you also may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided to you by such broker, trustee or other nominee.
Voting by Mail:    If you are a holder of record of Shares and choose to vote by mail, simply complete, sign and date your proxy card and mail it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received by our Corporate Secretary prior to the Annual Meeting in order for your Shares to be voted. If you hold Class A Shares beneficially in street name and choose to vote by mail, you must complete, sign and date the voting instruction card provided by your broker, trustee or other nominee and mail it in the accompanying pre-addressed envelope within the specified time period.
Voting by Telephone or Internet:    If you are a holder of record of Shares, you can choose to vote by telephone or by Internet. You can vote by telephone by calling the toll-free telephone number on your proxy card. The website for Internet voting is listed on the proxy card. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on June 21, 2023. If you hold your Class A Shares beneficially in street name, the availability of telephonic or Internet voting will depend on the voting process of your broker, trustee or other nominee. Please check with your broker, trustee or other nominee and follow the voting procedures your broker, trustee or other nominee provides to vote your Shares.
Voting at the Annual Meeting:    If you are a holder of record of Shares, you may attend and vote via webcast at the Annual Meeting. If you are a beneficial owner of Shares held in the name of a broker, trustee or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, trustee or other nominee to be able to vote at the Annual Meeting. Follow the instructions from your broker, trustee or other nominee included with these proxy materials or contact your broker, trustee or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Annual Meeting to obtain this “legal proxy” from the holder of record.
Even if you plan to participate virtually at the Annual Meeting, we encourage shareholders to vote well before the Annual Meeting, by completing proxies online or by telephone, or by mailing their proxy cards. Shareholders can vote via the Internet in advance of or during the meeting. Any vote properly cast at the Annual Meeting will supersede any previously submitted proxy or voting instructions. For additional information, please see “Can I change my vote or revoke my proxy after I return my proxy card?” below.
How does the Board recommend I vote on the proposals?
The Board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:
•“FOR” the election of Messrs. James S. Levin and Wayne Cohen as Class I directors to serve for a three-year term (see Proposal No. 1);
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (see Proposal No. 2);
•“FOR” the non-binding advisory vote to approve the compensation of the Named Executive Officers of the Company (the “Say-on-Pay” Vote (see Proposal No. 3); and
•For the “1 YEAR” option for the non-binding advisory vote on the frequency of future Say-on-Pay Votes (see Proposal No. 4).
What vote is required to approve each proposal?
Election of Directors.    For Proposal No. 1, the election of directors, each Shareholder is entitled to vote for two nominees for Class I director. Directors are elected by a plurality of the votes cast at any duly convened meeting at which a quorum is present. Thus, two nominees with the greatest number of votes will be elected. Abstentions will have no effect on the election of the Class I directors, as they are not counted as votes cast. There is no cumulative voting.
Other Proposals.    For Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and for Proposal No. 3, the non-binding advisory Say-on-Pay Vote, a majority of the votes cast will be required for approval. A majority of votes cast means that the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions are not counted as votes “for” or “against” this proposal and thus will have no effect on the outcome of the vote.
Notwithstanding the vote standards described herein, please be advised that Proposal Nos. 2 and 3 are advisory only and will not be binding on the Company or the Board and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Board and Audit Committee, as the case may be, will take into account the outcome of the votes when considering what action, if any, should be taken in response to the advisory votes by Shareholders.
For Proposal No. 4, the non-binding advisory vote on the frequency of future Say-on-Pay Votes, Shareholders may vote “1 YEAR”, “2 YEARS”, “3 YEARS” or “ABSTAIN”. Because this proposal asks for a non-binding advisory vote, there is no “required vote” that would constitute approval of the frequency of an advisory vote on executive compensation. Our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether a particular frequency receives a majority or a plurality of the votes cast in this proposal.
A “broker non-vote” would occur only if a broker, trustee or other nominee does not have discretionary authority and has not received instructions with respect to a particular item from the beneficial owner or other person entitled to vote such Shares. Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal No. 2) will be a routine matter and that the election of each nominee for director (Proposal No. 1), the non-binding advisory vote to approve of the compensation of the Named Executive Officers of the Company (Proposal No. 3), and the non-binding advisory vote to approve the frequency of future Say-on-Pay Votes (Proposal No. 4) will be non-routine matters. Accordingly, we expect that brokers will have discretionary voting power to vote Shares for which no voting instructions have been provided by the beneficial owner with respect to Proposal No. 2. We expect that brokers will not have discretionary voting power to vote Shares with respect to Proposal No. 1, Proposal No. 3 and Proposal No. 4, and broker non-votes will have no effect on these proposals, as broker non-votes are not counted as votes cast.
How will my Shares be voted if I do not indicate a vote on my proxy card or voting instruction form?
Your Shares will be voted as you indicate on the proxy card or voting instruction form, as applicable. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your Shares will be voted as recommended by the Board. See the question above entitled “How does the Board recommend I vote on the proposals?”
Your Shares will be voted in accordance with the discretion of the proxyholders as to any other matter that is properly presented at the Annual Meeting.
Can I change my vote or revoke my proxy after I return my proxy card or voting instruction form?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting. If you are a shareholder of record as of April 24, 2023, regardless of the way in which you submitted your original proxy, you may change it by:
•returning a later-dated signed proxy card to us, prior to the Annual Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary;
•delivering a later-dated written notice of revocation to us, prior to the Annual Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary;
•submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Annual Meeting; or
•attending the Annual Meeting and properly voting via webcast.
If your Shares are held through a broker, trustee or other nominee, you will need to contact that nominee if you wish to change your voting instructions. You may also vote via webcast at the Annual Meeting if you obtain a “legal proxy” as described in the answer to the question above entitled “How do I vote my shares?—Voting at the Annual Meeting.”
Mere attendance at the Annual Meeting will not cause your previously granted proxy to be revoked.
What happens if additional matters are presented at the Annual Meeting?
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your Shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournment or postponement thereof. If, for any reason, our nominees for Class I directors are not available as candidates for director, the persons named as proxyholders will vote your proxy for such other candidate as may be nominated by the Board of Directors, or the size of the Board of Directors will be reduced.

Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers, trustees and other nominees who hold Shares in their names furnish our proxy materials to the beneficial owners of the Shares, and we must reimburse these brokers, trustees and other nominees for the expenses of doing so in accordance with statutory fee schedules.

CORPORATE GOVERNANCE
Board of Directors
The primary functions of our Board of Directors are to:
•provide oversight, counseling and direction to our management in the interest and for the benefit of our Shareholders;
•monitor senior management’s performance;
•actively oversee risks that could affect our Company;
•oversee and promote the exercise of responsible corporate governance;
•oversee the Company’s policies and practices related to environmental and social matters related to the Company’s business; and
•perform the duties and responsibilities assigned to them under our Charter, Bylaws and other organizational documents, Corporate Governance Guidelines and the laws of Delaware, our state of formation.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines as a framework for the governance of the Company. Our Corporate Governance Guidelines work together with our Charter and Bylaws, which contain certain processes and procedures relating to our corporate governance. Our Corporate Governance Guidelines describe additional processes and procedures that are intended to meet the listing standards of the NYSE and also provide reasonable assurance that our Board of Directors acts in the best interest of our Shareholders. The Corporate Governance Guidelines address issues relating to the Board of Directors, such as Board membership, leadership meetings and procedures, as well as issues relating to the committees of the Board, such as structure, function, charters, membership and responsibilities. The full text of our Corporate Governance Guidelines can be found in the “Shareholder Services— Corporate Governance” section of our website (www.sculptor.com). A copy may also be obtained upon written request to us at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.
Director Independence
Under our Corporate Governance Guidelines, a majority of the directors serving on our Board must qualify as independent directors and each of the Audit Committee, Compensation Committee, Nominating, Corporate Governance and Conflicts Committee and Committee on Corporate Responsibility and Compliance must consist solely of independent directors. As described in the Corporate Governance Guidelines, our Board makes an affirmative determination regarding the independence of each director at the time a director joins the Board and annually thereafter. An “independent” director meets both the NYSE’s definition of independence, as well as the Board’s independence standards (the “Director Independence Standards”), in each case as determined by the Board in its business judgment. The Director Independence Standards, attached as Annex A to this proxy statement, are set forth in our Corporate Governance Guidelines and are also available on our website (www.sculptor.com). Our Board undertook its annual review of director independence in April 2023, and in the process reviewed the independence of each director. In determining independence, our Board confirms, among other things, that each independent director has no relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Based on the standards set forth by the NYSE and in our Director Independence Standards, the Board has affirmatively determined, after its annual review, that Marcy Engel, Bharath Srikrishnan, David Bonanno and Charmel Maynard are each independent. James Levin and Wayne Cohen are members of management and therefore have not been determined to be independent under these standards.

Board Leadership Structure; Executive Sessions of the Independent Directors
Marcy Engel is our Chairperson of the Board, and James Levin is our Chief Executive Officer and Chief Investment Officer (“CEO / CIO”). The Board seats are divided into three classes, with the number of seats in each class of approximately equal size. Each class of directors is elected for a three-year term, and the election of the classes is staggered such that only one class of directors is elected each year. Generally, a member of the Board will not stand for re-election following the end of his or her term during which he or she has turned 75 years of age. The Company does not have a Lead Independent Director given that the roles of Chairperson and Chief Executive Officer are not filled by the same person and the Chairperson is an independent director.
Pursuant to our Corporate Governance Guidelines, the independent directors meet in executive sessions, at which the Chairperson presides, without management present at least once every quarter. Following these sessions, as deemed necessary, the Chairperson of the Board provides management with specific feedback and input regarding information flow, agenda items and any other relevant matters, thereby enhancing the oversight function of the independent directors and the committees of the Board.
Committees of the Board
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance and Conflicts Committee and the Committee on Corporate Responsibility and Compliance. Our Corporate Governance Guidelines provide that the Board may establish and maintain other committees from time to time, as it deems necessary and appropriate. The following table provides a summary of the membership of the Board and each of its standing committees as of April 28, 2023.

Director	Audit Committee	Nominating, Corporate Governance and Conflicts Committee	Compensation Committee	Committee on Corporate Responsibility and Compliance
David Bonanno		Chair	X	X
Marcy Engel	X	X	Chair	Chair
Charmel Maynard	X	X		X
Bharath Srikrishnan	Chair
Each of the four standing committees operate under a written charter adopted by the Board. For additional information regarding each committee’s duties and responsibilities, please refer to the committee charters, which are available in the “Shareholder Services— Corporate Governance” section of our website (www.sculptor.com). Copies of the committee charters may also be obtained upon written request to us at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.
Audit Committee
The primary responsibilities of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent registered public accounting firm; and (iv) the performance of the Company’s internal audit function and our independent registered public accounting firm. Among its specific duties and responsibilities, the Audit Committee:
•is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm;
•considers and monitors the independence of the independent registered public accounting firm by:
◦obtaining and reviewing a report by the independent registered public accounting firm which describes any relationships that may reasonably be thought to bear on the independence of such accounting firm;
◦discussing with such accounting firm the potential effects of any such relationships on independence; and

◦obtaining a description of each category of services provided by such accounting firm to the Company together with a list of fees billed for each category;
•reviews and discusses with management and the independent registered public accounting firm our financial statements, earnings press releases and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, including any significant financial items and accounting policies or changes relating to such items or policies;
•reviews and discusses with management, our Chief Legal and Compliance Officers, our internal auditors and the independent registered public accounting firm their reports regarding the adequacy and effectiveness of our financial reporting process and internal controls, including internal control over financial reporting and disclosure controls and procedures;
•reviews and discusses with management and our internal auditors the scope of, and the work performed under, our internal audit program and our practices pertaining to risk assessment and risk management;
•reviews significant tax, legal and regulatory matters;
•oversees procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters; and
•oversees the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company's plans to mitigate cybersecurity risks and to respond to and potentially disclose cyber incidents.
The Audit Committee operates under a written charter adopted by the Board. For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee Charter, which is available in the “Shareholder Services—Corporate Governance” section of our website (www.sculptor.com). Copies of the Audit Committee Charter may also be obtained upon written request to us at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.
The current members of the Audit Committee are Mr. Srikrishnan, Ms. Engel and Mr. Maynard. Mr. Srikrishnan currently serves as Chair, having been appointed to this position on June 24, 2021. The Board has determined that Mr. Srikrishnan is an “Audit Committee Financial Expert” for purposes of SEC rules, as he possesses accounting and related financial management expertise. The Board also has determined that each member of the Audit Committee is financially literate, as required by the NYSE. All members of our Audit Committee are independent directors within the meaning of the Director Independence Standards included in the Company’s Corporate Governance Guidelines, the NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Corporate Governance Guidelines and Audit Committee Charter restrict Audit Committee members from simultaneously serving on the audit committees of more than two other public companies without a specific Board determination that such simultaneous service will not impair the ability of such member to serve on our Audit Committee. Currently, none of the members of the Audit Committee sits on the audit committees of two or more other public company boards.
Nominating, Corporate Governance and Conflicts Committee
The primary responsibilities of the Nominating, Corporate Governance and Conflicts Committee are to: (i) identify individuals qualified to become members of our Board; (ii) recommend to the Board director candidates for election at our Annual Meetings; (iii) develop and recommend to our Board a set of corporate governance guidelines; (iv) oversee the evaluation of the Board and its committees; and (v) establish and oversee policies governing conflicts of interest that may arise through related party transactions. Among its specific duties and responsibilities and subject to the agreements described below in “—Selection of Director Nominees,” the Nominating, Corporate Governance and Conflicts Committee:
•establishes processes and procedures for the selection and nomination of directors;

•as part of a fulsome annual self-evaluation process, reviews the size and composition of the Board and its committees and recommends any appropriate changes to the Board;
•recommends to the Board candidates for election or reelection to the Board at each annual meeting of Shareholders;
•periodically reviews our Corporate Governance Guidelines to assess whether they are appropriate for the Company and comply with the requirements of the NYSE and other relevant requirements, and recommends to the Board changes as appropriate to these guidelines; and
•oversees policies and procedures governing related person transactions, periodically reviews and updates as appropriate these policies and procedures and reviews and approves or ratifies any related person transactions, other than related person transactions that are pre-approved pursuant to our Related Person Transaction Policy, described under “Certain Matters and Related Person Transactions—Policy on Transactions and Arrangements with Related Persons.”
The Nominating, Corporate Governance and Conflicts Committee operates under a written charter adopted by the Board. The Committee seeks to have a Board that reflects the appropriate balance of knowledge, experience, skills, expertise and diversity and considers these criteria when nominating individuals to serve on the Board. The Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process. For additional information regarding the Committee’s duties and responsibilities, please refer to the Nominating, Corporate Governance and Conflicts Committee Charter, which is available in the “Shareholder Services—Corporate Governance” section of our website (www.sculptor.com). Copies of the Nominating, Corporate Governance and Conflicts Committee Charter may also be obtained upon written request to us at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.
The current members of the Nominating, Corporate Governance and Conflicts Committee are Mr. Bonanno, Ms. Engel and Mr. Maynard. Mr. Bonanno currently serves as Chair, having been appointed to this position on April 22, 2021. All members of our Nominating, Corporate Governance and Conflicts Committee are independent directors within the meaning of the Director Independence Standards, included in the Company’s Corporate Governance Guidelines and the NYSE listing standards.
Compensation Committee
The primary responsibilities of the Compensation Committee are to assist the Board in matters relating to the compensation of our executive officers, employees and directors. Among its specific duties, the Compensation Committee:
•oversees and makes recommendations regarding our overall compensation structure and policies and practices, and assesses whether our compensation structure establishes appropriate incentives for our executive managing directors, management and employees;
•reviews and approves corporate goals and objectives as relevant to the compensation of the executive officers, and determines and approves, or recommends to the Board, as appropriate, any compensation to be paid to the executive officers;
•oversees our Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”), our 2013 Incentive Plan (the “2013 Equity Plan”), and our 2022 Incentive Plan (the “2022 Equity Plan”) and any other equity-based incentive compensation plans and other compensation and employee benefit plans;
•reviews and discusses with management the Compensation Discussion and Analysis and related disclosures included in our annual proxy statement; and
•reviews the compensation of directors for service on our Board and its committees and recommends changes in compensation to our Board, to the extent warranted.
The Compensation Committee operates under a written charter adopted by the Board. For additional information regarding the Committee’s duties and responsibilities, please refer to the Compensation Committee Charter, which is available in the “Shareholder Services—Corporate Governance” section of our website (www.sculptor.com). Copies of the Compensation Committee Charter may also be obtained upon written request to us at Sculptor Capital Management, Inc. 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary. The Compensation Committee may delegate any of the duties and responsibilities to a subcommittee consisting of not less than two members of the Compensation Committee; the Committee also may delegate any of its duties and responsibilities regarding non-executive compensation to management.
The current members of the Compensation Committee are Ms. Engel and Mr. Bonanno. Ms. Engel currently serves as Chair, having been appointed to this position on April 22, 2021. All members of our Compensation Committee are independent directors within the meaning of the Director Independence Standards included in the Company’s Corporate Governance Guidelines and the NYSE listing standards applicable to compensation committee members and are also “non-employee” directors as defined by Rule 16b-3(b)(3) under the Exchange Act.
Committee on Corporate Responsibility and Compliance
The primary responsibilities of the Committee on Corporate Responsibility and Compliance are to assist the Board in overseeing management’s efforts to ensure a culture of ethical business practices within the Company and to sustain an industry-leading legal and regulatory compliance program. The role of the Committee on Corporate Responsibility and Compliance is one of oversight, recognizing that management is responsible for instilling the Company’s ethics and compliance throughout the Company’s employee base.
Among its specific duties and responsibilities, the Committee on Corporate Responsibility and Compliance:
•reviews and evaluates management’s ethics and culture initiatives, to determine if further enhancements are needed to reinforce business practices by employees that are ethical and fully compliant with legal and regulatory requirements;
•reviews and evaluates the Company’s compliance initiatives, including training, the processes for the reporting and resolution of ethics and compliance issues and implementation of new policies and procedures to meet evolving legal and regulatory requirements;
•receives regular standing reports from the Chief Legal Officer, Chief Compliance Officer and Chief Administrative Officer;
•reviews and evaluates management’s efforts to ensure that the Company’s investment decisions reflect the Company’s commitment to ethical business practices and compliance, including by receiving reports on all matters considered by the Business Risk Committee;
•reviews and evaluates internal and external information (including government actions brought in the asset management industry), to assess whether there are significant concerns regarding the Company’s business practices or compliance practices;
•may make recommendations to the Compensation Committee on possible employee compensation actions, such as clawbacks and other remedies, to reward ethical behavior and discourage unethical behavior; and
•reviews the annual report prepared by the Chief Compliance Officer and ensures that the Board is apprised of all material legal and compliance developments.
The Committee on Corporate Responsibility and Compliance operates under a written charter adopted by the Board. For additional information regarding the duties and responsibilities of the Committee on Corporate Responsibility and Compliance, please refer to the Committee on Corporate Responsibility and Compliance Charter, which is available in the “Shareholder Services—Corporate Governance” section of our website (www.sculptor.com). Copies of the Committee on Corporate Responsibility and Compliance Charter may also be obtained upon written request to us at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.
The current members of the Committee on Corporate Responsibility and Compliance are Ms. Engel, Mr. Bonanno, and Mr. Maynard. Ms. Engel currently serves as Chair, having been appointed to this position on June 24, 2020. All members of the Committee on Corporate Responsibility and Compliance are independent directors within the meaning of the Director Independence Standards, included in the Company’s Corporate Governance Guidelines and the NYSE listing standards.
Board Role in Risk Oversight
Our Board is responsible for overseeing the effectiveness of management’s overall risk management programs and processes and focuses on our overall risk management strategies. Management is responsible for the day-to-day assessment and management of risk and the development and implementation of related mitigation procedures and processes. In exercising this responsibility, management regularly conducts risk assessments of our business and operations, including our funds’ portfolios. Management’s risk management processes cover the full scope of our operations, are global in nature and designed to identify and assess risks as well as determine appropriate ways to mitigate and manage risks. Further, our Risk Committee, which is comprised of members of senior management, oversees portfolio risk management processes. Additionally, our Business Risk Committee, which is also comprised of members of senior management, reviews and evaluates proposed transactions prior to commitment that may present certain risks for our Company, including legal, compliance, reputational or other business risks.
Our Board has delegated to its committees specific risk oversight responsibilities as summarized below. The chairs of the committees report regularly to the Board on the areas of risk they are responsible for overseeing. Further, under our Corporate Governance Guidelines, each of our directors has full and free access to members of the Company’s management and, in accordance with our organizational documents and agreements, may consult with the Company’s management committees. The Board and its committees oversee risks associated with their respective principal areas of focus, summarized as follows:
•The Board as a whole has primary responsibility for overseeing strategic, financial and execution risks associated with the Company’s operations and operating environment, including: (i) significant changes in economic and market conditions worldwide that may pose significant risk to our overall business; (ii) legal, regulatory and compliance matters that may present material risk to the Company’s operations, plans, prospects or competitive position; (iii) strategic and competitive developments; (iv) senior management succession planning; and (v) environmental, social and governance matters. The Board reviews information concerning these and other relevant matters that are regularly presented by management, our Risk Committee, our internal auditors, our Chief Legal Officer and our Chief Compliance Officer, as well as each of the committees of the Board.
•The Audit Committee has primary responsibility for addressing risks relating to financial matters, particularly financial reporting, accounting practices and policies, disclosure controls and procedures, internal control over financial reporting and significant tax, legal and regulatory compliance matters. Our Chief Financial Officer regularly provides reports to the Audit Committee on these matters. The Company’s independent auditor regularly provides reports to the Audit Committee, and the Company’s internal auditors report independently to the Audit Committee. Our Board has delegated primary responsibility to the Audit Committee for the oversight of the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company's ongoing monitoring of cybersecurity risks, the implementation of plans to mitigate cybersecurity risks and plans to respond to and potentially disclose cyber incidents. To assist in performing this oversight function, the Audit Committee receives regular briefings from the Company’s Cybersecurity Risk Oversight Committee. The Cybersecurity Risk Oversight Committee has supervisory responsibilities with respect to the Company’s information technology use and data security, including, but not limited to, enterprise cybersecurity, privacy, data collection and protection and compliance with information security and data protection laws. The Cybersecurity Risk Oversight Committee is committed to evaluating and mitigating cybersecurity risks and, accordingly, is responsible for ensuring that the Company’s information security program and associated internal controls are reasonably designed to provide adequate safeguards to protect against security threats or hazards to our technology systems. The Cybersecurity Risk Oversight Committee meets monthly, is cross-functional and is co-chaired by the Company’s Chief Technology Officer and Chief Legal Officer.
•The Compensation Committee has primary responsibility for addressing risks associated with the Company’s compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally, including whether the structure encourages prudent business judgment and appropriate risk-taking over the long term, does not create incentives for undue risk taking, and affords protections, such as appropriate clawbacks. The Compensation Committee has concluded that our compensation structure, as described in the section below entitled “Compensation Discussion and Analysis,” promotes these objectives.
•The Nominating, Corporate Governance and Conflicts Committee oversees risks associated with the independence of the Board and potential conflicts of interest, and works to consider qualifications of members of the Board, including expertise and diversity.
•The Committee on Corporate Responsibility and Compliance oversees risks associated with our legal and regulatory compliance programs.
Director Attendance at the Annual Meeting and Board and Committee Meetings
Pursuant to our Corporate Governance Guidelines, all of our directors are expected to prepare for, attend and actively participate in all Board meetings and all meetings of any committee of the Board of which they are a member. Also, pursuant to our Corporate Governance Guidelines, our directors are encouraged to attend the Company’s Annual Meetings. All of our directors attended the 2022 Annual Meeting. During the year ended December 31, 2022, the Board held nine meetings, the Audit Committee held four meetings, the Compensation Committee held three meetings, the Nominating, Corporate Governance and Conflicts Committee held two meetings and the Committee on Corporate Responsibility and Compliance (either the Chair or the whole committee) met with the Chief Legal Officer and Chief Compliance Officer on a recurring monthly basis.
During 2022, each member of the Board attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees on which he or she served during the period for which he or she was a director or committee member.
Selection of Director Nominees
The Nominating, Corporate Governance and Conflicts Committee makes a recommendation to the full Board as to any persons it believes should be nominated to serve as a member of the Board, and the Board determines the nominees after considering the recommendation and report of the committee. The Nominating, Corporate Governance and Conflicts Committee will consider candidates for Board membership suggested by other members of the Board, management and holders of our Class A Shares. The Nominating, Corporate Governance and Conflicts Committee may retain the services of one or more third-party search firms to assist in identifying and evaluating potential candidates for Board membership. Our Corporate Governance Guidelines provide that candidates recommended by our shareholders will be evaluated using the same criteria as candidates recommended by members of our Board or management. Shareholders may recommend any person for consideration as a director nominee by writing to the Nominating, Corporate Governance and Conflicts Committee at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary. Recommendations must include the name and address of the Shareholder making the recommendation, a representation that the Shareholder is a holder of our Shares, the full name of and biographical information about the individual recommended, including the individual’s business experience for at least the five previous years and qualifications as a director, and any other information the Shareholder believes would be helpful to the Nominating, Corporate Governance and Conflicts Committee in evaluating the individual recommended.
Once a director candidate is identified, the Nominating, Corporate Governance and Conflicts Committee evaluates the candidate by considering criteria that it deems to be relevant. Although there are no specific minimum qualifications, the criteria evaluated by the Nominating, Corporate Governance and Conflicts Committee may include, among others, business experience and skills, independence, judgment, integrity, diversity, the ability to commit sufficient time and attention to Board activities, and the absence of actual and/or potential conflicts of interest. The Nominating, Corporate Governance and Conflicts Committee considers these criteria in the context of the perceived needs of the Board as a whole at any given time.
In evaluating whether to nominate an incumbent director whose term of office is about to expire, and subject to the agreements described below, the Nominating, Corporate Governance and Conflicts Committee also reviews the director’s overall service to the Company during his or her term, including participation in and contribution to the deliberation of the Board and its committees, the number of meetings attended, independence matters, and the benefits of continuity among Board members. In the event such incumbent director is a member of the Nominating, Corporate Governance and Conflicts Committee, such director recuses himself or herself from that portion of the meeting.

In addition to the selection arrangements described above:
•Pursuant to the Governance Agreement, Mr. Och maintains a right to designate a director nominee until his equity holdings in the Company are reduced by more than 67% or more from February 2019 levels. As of this time, Mr. Och has not appointed a director to fill this seat.
•Under the terms of our agreements with Delaware Life Insurance Company (“Delaware Life”), Delaware Life has the right to nominate one director for election or re-election to the Board for so long as Delaware Life (including its affiliates and certain other entities from time to time upon mutual agreement of the Company and Delaware Life) continues to beneficially own at least 50% of the voting stock of the Company beneficially owned by it on November 13, 2020 (assuming the warrants held by Delaware Life were fully converted to Class A Shares). Mr. Srikrishnan currently occupies this Board seat.
•Mr. Levin, in consultation with the Partner Management Committee, has the right to nominate a director to the Board from the executive managing directors then serving on the Partner Management Committee (the “PMC Board Seat”). Mr. Cohen currently occupies the PMC Board Seat.
•Under Mr. Levin’s Partner Agreements, we have agreed to continue to nominate Mr. Levin to the Board as long as he serves as CEO.
In accordance with the selection process and agreements described above, the Nominating, Corporate Governance and Conflicts Committee recommended that the Board of Directors nominate two candidates for election as Class I directors at the Annual Meeting.
Communications with the Board
Any Shareholder or other interested party who wishes to communicate directly with the Board as a group or any individual member of the Board should write to: The Board of Directors, c/o Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary. Any Shareholder or other interested party who wishes to communicate directly with the independent directors as a group or any individual independent member of our Board should write to: Independent Directors, c/o Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.
Relevant communications will be distributed to any or all directors as appropriate depending on the facts and circumstances outlined in the individual communication. In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and distributes such communications to the full Board, to the independent directors or to one or more individual members, as appropriate. In addition, at the request of the Board, communications that do not directly relate to our Board’s duties and responsibilities as directors will be excluded from distribution. Such excluded items include, among others, “spam,” advertisements, mass mailings, form letters, and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; and surveys. Any excluded communication will be made available to any director upon his or her request.
Code of Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to all of our executive managing directors, employees and officers, and all members of the Board. The Code of Ethics works in conjunction with the other compliance policies and procedures implemented by the Company. The Code of Ethics requires avoidance and/or management of conflicts of interest, compliance with all applicable laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Everyone subject to the Code of Ethics is required to report any suspected violation of the Code of Ethics or of any law, rule or regulation or internal corporate policy or any other unethical behavior to his or her supervisor or manager, our Chief Administrative Officer or a member of our Legal and Compliance Department. We intend to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics by posting such information on our corporate website. A copy of the Code of Ethics is available on our website (www.sculptor.com) and may also be obtained upon written request to: Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.

The Sarbanes-Oxley Act of 2002 requires companies to have procedures in place to receive and address complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place, including a well-publicized telephone hotline, and our Audit Committee is responsible for overseeing such procedures.
Prohibition on Hedging, Pledging and Short Sales
We prohibit all of our personnel, including our directors and executive officers, from engaging in hedging transactions in the Company’s equity securities (including, but not limited to, short sales or the trading of any options, futures or derivatives) or holding the Company’s equity securities in a margin account. In addition, we prohibit our directors and executive officers from pledging the Company’s equity securities, including Restricted Stock Units (“RSUs”), as collateral.

PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTORS
General
Our Board currently consists of seven seats and, as of the date of this proxy statement, we have six seated directors. Our Board may consist of such other number of directors as may from time to time be determined by a majority of our Board to be appropriate in accordance with the terms of our Bylaws. Pursuant to the Charter and Bylaws, our Board is divided into three classes of approximately equal size. Each class of directors is elected for a three-year term, and the election of the classes is staggered such that only one class of directors is elected each year.
Directors Standing for Election
Two of our current directors are standing for election: Mr. Levin and Mr. Cohen, Class I directors, who have consented to serve for an additional three-year term ending at the 2026 Annual Meeting and until their successors are duly elected or appointed and qualified. As noted in the section of this proxy statement, “Selection of Director Nominees”, (i) the Company has agreed to continue to nominate Mr. Levin to serve on our Board as long as he serves as CEO of the Company and (ii) Mr. Levin, after consulting with the Partner Management Committee, has nominated Mr. Cohen to serve in the PMC Board Seat.
We do not know of any reason why either of the nominees would be unable to serve as Class I directors. However, if either of the nominees should become unavailable to serve, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxyholder will vote “FOR” that substitute nominee.
The Board of Directors unanimously recommends that Shareholders vote
“FOR” the election of Mr. Levin and Mr. Cohen as Class I directors.
Following are the biographies for Mr. Levin and Mr. Cohen, including information concerning their particular experience, qualifications, attributes or skills that led the Nominating, Corporate Governance and Conflicts Committee and the Board to conclude that each should serve on the Board:

Name	Director Class	Expiration of Term	Age	Position
James Levin	I	2023	40	Director, Chief Executive Officer and Chief Investment Officer
Wayne Cohen	I	2023	48	Director, President and Chief Operating Officer
James Levin joined Sculptor Capital in 2006 and our Board in June 2020, and is our Chief Executive Officer since April 1, 2021, and Chief Investment Officer since February 14, 2017. He is also an Executive Managing Director, Chairperson of our Partner Management Committee, Chairperson of the Portfolio Committee and a member of various other investment committees. Mr. Levin oversees all aspects of the Company’s investment portfolios, including capital allocation across investment strategies and geographies, as well as driving our business strategy and making key operating decisions. Mr. Levin holds a Bachelor of Arts in Computer Science from Harvard University. Mr. Levin serves on the Board of the East Harlem Tutorial Program. Mr. Levin's leadership of the investment professionals at Sculptor Capital as Chief Executive Officer and Chief Investment Officer, and his service on the Partner Management Committee, enables him to bring valuable insights and perspectives about Sculptor Capital to the Board, including a thorough understanding of the Company’s business, operations and prospects, the alternative asset management industry, and the global markets and economies.
Wayne Cohen joined Sculptor Capital in 2005 and our Board in April 2021, and has served as our President and Chief Operating Officer since 2009. He is also an Executive Managing Director and a member of our Partner Management Committee. In this role, Mr. Cohen is primarily responsible for helping shape Sculptor Capital’s strategy, in addition to having a broad scope of responsibility managing day-to-day operations of Sculptor Capital and overseeing its Client Partner Group and all non-investment functions. Mr. Cohen holds a Bachelor of Arts in International Relations from Tulane University (magna cum laude) and a J.D. from New York University School of Law. This experience provides Mr. Cohen with a thorough understanding of Sculptor Capital, the industry and financial markets, along with an overall strong background in management and operational aspects of Sculptor Capital and financial institutions.

Directors Continuing in Office
The following table sets forth information as of April 28, 2023, with respect to each director continuing in office beyond the Annual Meeting:

Name	Director Class	Expiration of Term	Age	Position
Marcy Engel	II	2024	63	Chairperson, Independent Director
Charmel Maynard	II	2024	38	Independent Director
Bharath Srikrishnan	II	2024	45	Independent Director
David W. Bonanno	III	2025	41	Independent Director
Following are the biographies for our directors noted above, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating, Corporate Governance and Conflicts Committee and the Board to conclude that the director should serve on the Board:
Marcy Engel has been the Chairperson of our Board since February 2021 and joined our Board in June 2018. From 2019 to 2020, Ms. Engel was an Executive Vice President and General Counsel of a family office. Prior to this role, Ms. Engel was the Chief Operating Officer and General Counsel of Eton Park Capital Management, L.P., a global alternatives investment firm, which she joined in 2005. In this role she was responsible for all of the non-investment aspects of Eton Park’s business including Investor Relations, Technology, Operations, Finance, Treasury, Risk, Legal and Compliance, and Human Resources and Facilities. In addition, she focused on strategy and other firm wide matters. Prior to joining Eton Park, Ms. Engel worked for Citigroup and its predecessor firms, Salomon Smith Barney and Salomon Brothers, Inc., where, among other roles, she was Head of Planning and Operating Risk for its Fixed Income Division and served as General Counsel of Salomon Smith Barney and Managing Deputy General Counsel of Citigroup’s Global Corporate and Investment Bank and was a member of its Management Committee. Since 2003, Ms. Engel has been a member of the Board of Advisors of the University of Pennsylvania Law School and since 2007, she has been a member of the Dean’s Advisory Council of the Literature, Science and the Arts School at the University of Michigan. Ms. Engel holds a B.A. from the University of Michigan and a J.D. from the University of Pennsylvania Law School.
Ms. Engel has significant experience in the financial services sector, including serving as a senior executive with an alternative investment firm, an investment bank and a bank. She has in-depth knowledge and experience in financial services regulation, legal and compliance, risk management and controls, along with an overall strong background in management and operational aspects of such companies. Ms. Engel also has extensive experience overseeing finance functions while at Eton Park.
Charmel Maynard joined our Board in November 2021. Mr. Maynard is Associate Vice President, Chief Investment Officer, and Treasurer for the University of Miami, where he leads the University’s efforts to invest assets, including endowment and pension funds, and is responsible for the University’s capital structure, treasury and cash management. Prior to joining the University of Miami in 2016, Mr. Maynard was a Vice President in JP Morgan’s investment banking division, where he advised clients on capital structure solutions, deal structuring, and execution of syndicated revolving credit facilities, institutional term loans, and bond issuances. Since December 2021, Mr. Maynard has served as a director on the Board of Directors of Sculptor Acquisition Corp I. Mr. Maynard also serves on the Board of Directors and as Chair of the Budget Committee of the Mead Art Museum and on the Board of Directors and as a member of the Finance Committee of Catalyst Miami. Mr. Maynard is also on the Board of Directors for Landed, Advisory Committee Board of the John S. and James L. Knight Foundation and Board of Directors of Black Angels Miami. Mr. Maynard holds a B.A. in Political Science from Amherst College. Mr. Maynard’s extensive investment and asset management experience, and his deep understanding of the industry and financial markets, brings relevant expertise to the Company’s Board.
Bharath Srikrishnan joined our Board in November 2020. Mr. Srikrishnan is the Founder and Managing Partner of BharCap Partners, LLC. Prior to BharCap, Mr. Srikrishnan was a Partner at Pine Brook Road Advisors, L.P.’s for six years. He was also a member of Pine Brook’s Investment Committee. Mr. Srikrishnan represents BharCap as a board director of Clarus Capital and TRIA Capital Partners. Mr. Srikrishnan formerly served as chairman of WhiteStar Asset Management, LLC and as a board director of Trinitas Capital Management, LLC and United PanAm Financial Corp. Mr. Srikrishnan has 22 years of financial services investment, operating and advisory experience. Before joining Pine Brook, he was a Managing Director at Five Mile Capital Partners, where he was responsible for leading the firm’s financial services investment activities. Mr. Srikrishnan previously was a Principal of Lee Equity Partners, where he focused on making financial services private equity investments. Additionally, he was a Co-founder and Managing Director of NewStar Financial, Inc., a private equity-backed middle market commercial finance company that successfully completed an initial public offering. Mr. Srikrishnan began his career as an analyst in the Financial Institutions Group of Salomon Smith Barney and as an associate with Capital Z Financial Services Partners. Mr. Srikrishnan holds a B.S. from Boston College in Finance, Operations and Strategic Management (cum laude). Mr. Srikrishnan also serves as a board director of the U.S. Wrestling Foundation and the YMCA of Greenwich. Through his background holding senior roles at sophisticated asset managers and corporations, he brings a deep understanding of the industry and financial markets.
David Bonanno joined our Board in March 2021. From December 2020 to March 2023, Mr. Bonanno served as Chief Financial Officer and was a director of Far Peak Acquisition Corporation. Mr. Bonanno also served as Chief Financial Officer and was a director of Far Point Acquisition Corporation through its completion of its business combination with Global Blue in August 2020. From 2008 to 2020, Mr. Bonanno was a Managing Director at Third Point LLC, a New York based investment manager, which co-sponsored Far Point Acquisition Corporation. During his twelve-year tenure at Third Point, Mr. Bonanno was responsible for analyzing and executing public and private investment opportunities across a broad range of industries including financial technology, financial services, telecommunications, energy and real estate. Mr. Bonanno previously served as a director of Social Finance, Inc. (SoFi), Energean PLC (LSE: ENOG), Far Point Acquisition Corporation (NYSE: FPAC), Hellenic Bank PCL (CSE: HB), Neptune Financial, Inc. and Tollerton Investments Limited. Mr. Bonanno graduated cum laude from Harvard University with an A.B. in Psychology. Mr. Bonanno brings extensive investment experience and a deep understanding of the industry and financial markets to the Board.

PROPOSAL NO. 2
RATIFICATION BY A NON-BINDING ADVISORY VOTE OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. In connection with this appointment, Ernst & Young LLP will examine and report to Shareholders on the consolidated financial statements of the Company and its subsidiaries for 2023. Ernst & Young LLP has served as our independent registered public accounting firm since our IPO in 2007. Ernst & Young LLP also currently serves, and in prior years has served, as the independent auditor for our funds.
Although not required, the Board has put this proposal before the Shareholders because it believes that seeking Shareholder ratification of the Audit Committee’s appointment of our independent registered public accounting firm is good corporate governance practice. This vote is advisory, however, because the Audit Committee has the sole authority to retain and dismiss our independent registered public accounting firm. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider such vote when determining whether to continue the firm’s engagement. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its Shareholders.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions from Shareholders. They also will have the opportunity to make a statement if they desire to do so.
The Board of Directors unanimously recommends that Shareholders vote
“FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.
Principal Accountant Fees and Services
The following table summarizes the aggregate fees billed for professional services provided to the Company by Ernst & Young LLP for the years ended December 31, 2022 and 2021:

Fee Category	2022	2021

	(dollars in thousands)
Audit Fees(1)	$3,681	$3,414
Audit-Related Fees(2)	71	71
Tax Fees(3)	1,169	850
Total Fees	$4,921	$4,335
(1)Audit Fees.    Consist of fees for professional services provided in connection with the annual audit of our consolidated financial statements, the annual audit of internal control over financial reporting and the services that an independent registered public accounting firm would customarily provide in connection with subsidiary audits, other regulatory filings, and similar engagements, such as attest services, comfort letters, consents and reviews of documents filed with or submitted to the SEC.
(2)Audit-Related Fees.    Consist primarily of fees for services rendered in connection with the audits of our employee benefit plans.
(3)Tax Fees.    Consist of the aggregate fees billed for tax compliance, which generally involves assistance in preparing, reviewing or filing various tax related filings in the U.S. and in foreign jurisdictions, and tax consulting.
Ernst & Young LLP also provides audit, tax consulting and compliance services to entities that we do not consolidate. During 2022, fees for these services were approximately $10.6 million for audit fees and $1.4 million for tax fees. During 2021, fees for these services were approximately $9.6 million for audit fees and $1.4 million for tax fees. These services are provided to, and paid by, the funds and therefore are not included in the above table.

The Audit Committee approved each of the non-audit services provided by Ernst & Young LLP during the year ended December 31, 2022 and determined that none impaired the independence of Ernst & Young LLP.
Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has adopted a policy implementing the SEC’s rules requiring it to pre-approve all audit, audit-related and all permissible non-audit services performed by our independent registered public accounting firm. These pre-approval requirements are intended to comply with rules of the SEC and the Public Company Accounting Oversight Board, which are applicable to all public companies, and to help assure that the provision of services does not impair our independent registered public accounting firm’s independence from the Company. The policy specifically sets forth services that are pre-approved, as well as services that are prohibited. Any request to provide a service that has been pre-approved by the Audit Committee is submitted to the Chief Executive Officer or the Chief Financial Officer for authorization. If there is any question as to whether a service has been pre-approved, the Audit Committee or the Chair of the Audit Committee is consulted for a determination. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.
For services not specifically pre-approved pursuant to the policy, a written request will be submitted in advance to the Audit Committee by management along with documentation describing the scope of the proposed service, the fee structure for the service and any other relevant information. Prior to approving any service, the Audit Committee must discuss with the independent registered public accounting firm the potential effects of the proposed services on the independent registered public accounting firm’s independence and seek management’s views on whether the requested services are consistent with the policy as well as applicable law.
Our Audit Committee has delegated to the Chair of our Audit Committee the authority to approve any audit, audit-related or non-audit services to be provided to us by our independent registered public accounting firm.

Audit Committee Report
The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report.
The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process and maintaining our system of internal control over financial reporting. Our independent registered public accounting firm was engaged to audit and express opinions on the conformity of our financial statements to generally accepted accounting principles in the United States, or U.S. GAAP, and the effectiveness of our internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed the audited financial statements prepared for inclusion in our Annual Report on Form 10-K for the year ended December 31, 2022 and our internal control over financial reporting with management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee also has reviewed and discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. As part of that review, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP regarding communications with the Audit Committee concerning independence that are required by applicable rules of the PCAOB and has discussed with Ernst & Young LLP its independence from management and the Company.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
Submitted by the members of the Audit Committee:
Bharath Srikrishnan, Chair
Marcy Engel
Charmel Maynard

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY (THE “SAY-ON-PAY” VOTE)
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our Shareholders with the opportunity to vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers as disclosed in this proxy statement. Accordingly, the following resolution will be submitted for shareholder approval at the June 22, 2023 Annual Meeting (a “Say-on-Pay” vote):
“RESOLVED, that the shareholders of Sculptor Capital Management, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in the Company’s Proxy Statement for the June 22, 2023 Annual Meeting of Shareholders pursuant to the disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the Summary Compensation Table for 2022 and the related tables and disclosures.”
Shareholders are urged to read the “Compensation Discussion and Analysis” section, the “Summary Compensation Table for 2022” and the “Pay versus Performance Table for 2022” and related tables and disclosures under the heading “Executive and Director Compensation,” which provide more detail about our executive compensation policies and practices for our Named Executive Officers. The Compensation Committee and the Board believe that these policies and practices are effective in providing a strong alignment of economic interest between our Named Executive Officers and Class A shareholders.
This vote is advisory and will not be binding upon the Company, the Board or the Compensation Committee. However, the Board and Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our Shareholders and encourage all Shareholders to vote on this matter. Our Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
It is expected that the next Say-on-Pay vote will occur at our 2024 Annual Meeting of Shareholders.
We believe shareholders should vote in support of the compensation of our Named Executive Officers for reasons including:
•Our compensation practices, derived from feedback from shareholder and proxy adviser outreach, center on “pay for performance.” This is evident by the fact that Named Executive Officer compensation was down year-over-year, materially so for our Chief Executive Officer and Chief Investment Officer, even though our investment funds outperformed relevant benchmarks in a challenging year for markets overall.
•Our compensation program features risk mitigants that discourage excessive risk taking and align Named Executive Officer compensation with our long-term performance. These mitigants include forfeiture provisions, clawbacks, and minimum stock retention requirements.
•Our compensation program incentivizes long-term commitment, principally through deferring a material percentage of annual compensation with forfeiture upon resignation.
The Board of Directors unanimously recommends that Shareholders vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL NO. 4
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES
In accordance with Section 14A of the Exchange Act, we are providing our Shareholders the opportunity to vote on a non-binding advisory basis, for their preference as to how frequently the Company should hold future Say-on-Pay Votes. By voting on this Proposal No. 4, Shareholders should indicate whether they wish us to conduct future Say-on-Pay Votes every one, two or three years. Shareholders may also abstain from voting on this Proposal No. 4.
Historically, since the Company’s initial public offering in 2007, under the stewardship of previous Boards, the Company’s practice has been to seek an advisory vote every three years. However, the current members of the Board believe that a Say-on-Pay Vote should be held every year. A vote every year will provide Shareholders an increased ability to evaluate our executive compensation program and provide more frequent and enhanced feedback on our compensation practices.
The Board of Directors unanimously recommends that Shareholders vote to hold future Say-on-Pay Votes every “1 YEAR”.

OWNERSHIP OF SECURITIES
The following tables set forth the beneficial ownership of our Class A Shares and Class B Shares, and, solely in respect of our Named Executive Officers, our directors, and our directors and executive officers as a group, as well as, the beneficial ownership of our Group A Units and Group E Units. The information is presented as of April 24, 2023 with respect to (i) each person known to us to beneficially own more than 5% of either Class of our outstanding Shares; (ii) each of our directors; (iii) each of the Named Executive Officers (as set forth below); and (iv) all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the equity shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws (or other beneficial ownership shared with a spouse). Unless otherwise indicated, the address of each person named in the table is c/o Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019.

	Sculptor Capital Management, Inc.
	Class A Shares(1)		Class B Shares(1)(2)		Total Voting Power(3)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (3)	Amount and Nature of Beneficial Ownership	Percent of Class (3)
Named Executive Officers
James S. Levin(4)	4,103,294	13.8%	9,962,307	30.2%	22.4%
Dava Ritchea (5)	144,903	*	138,000	*	*
Wayne Cohen(6)	528,254	1.8%	1,492,094	4.5%	3.2%
David Levine(7)	73,738	*	222,572	*	*
Hap Pollard(8)	34,634	*	1	*	*
Principal Shareholders
Daniel S. Och(9)	203,666	*	7,862,392	23.8%	12.9%
Robert S. Shafir(10)	1,829,069	6.2%	—	—	2.9%
David Windreich(11)	—	—%	2,430,925	7.4%	3.9%
BlackRock, Inc.(12)	1,616,289	5.4%	—	—%	2.6%
Directors
David Bonanno	12,827	*	—	—%	*
Marcy Engel	51,925	*	—	—%	*
Charmel Maynard	7,779	*	—	—%	*
Bharath Srikrishnan(13)	—	—%	—	—%	—%
All Directors and Executive Officers as a Group (9 persons)	4,957,354	16.7%	11,814,974	35.8%	26.7%

* Less than 1%

	Sculptor Operating Group
	Group A Units(1)		Group E Units (14)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers
James S. Levin	497,370	3.3%	3,918,863	30.1%
Dava Ritchea	—	—%	200,000	1.5%
Wayne Cohen	229,764	1.5%	705,272	5.4%
David Levine	—	—%	150,000	1.2%
Hap Pollard	—	—%	1	*
Directors
David Bonanno	—	—%	—	—%
Marcy Engel	—	—%	—	—%
Charmel Maynard	—	—%	—	—%
Bharath Srikrishnan	—	—%	—	—%
All Directors and Executive Officers as a Group (9 persons)	727,134	4.8%	4,974,136	38.2%
* Less than 1%
(1)Our executive managing directors are parties to an exchange agreement with the Registrant, Sculptor Corp and each of the Sculptor Operating Group entities (the “Class A Unit Exchange Agreement”), under which each of our executive managing directors is entitled to exchange their Group A Units for Class A Shares (or, at our option, the cash equivalent thereof) on a one-for-one basis, subject to exchange rate adjustments for splits, unit distributions and reclassifications and subject to vesting and other conditions. Each of our executive managing directors holding Group A Units holds one Class B Share for each Group A Unit held by such executive managing director. See Note (2) below. Upon any such exchange of Group A Units for Class A Shares, an executive managing director’s corresponding Class B Shares will be automatically canceled and, as a result, there will be no effect on the number of voting Shares outstanding.
(2)The Class B Shares entitle the holders to one vote per share, but have no economic rights. Each of our executive managing directors holding Group A Units holds one Class B Share for each Group A Unit. In addition, each of our executive managing directors holding Group P Units or Group P-4 Units holds one Class B Share for each Group P Unit or Group P-4 Unit, and each of our executive managing directors holding Group A-1 Units (to the extent the associated Group E Units have not vested) holds one Class B Share for each Group A-1 Unit and such Class B Shares that relate to our Group A-1 Units, which represent 0.7% of our total combined voting power, will be voted pro rata in accordance with the vote of the Class A Shares. One Class B Share will be issued to each holder of Group E Units upon the vesting of each such holder’s Group E Unit, at which time, in the case of Group E Units other than Group E-2 Units, a corresponding number of Class B Shares held by holders of Group A-1 Units will be canceled. All of our Class B Shares are held by our executive managing directors. See Note (14) below regarding the issuance of Class B Shares upon the vesting of Group E Units.
(3)Based on 62,707,394 Shares, comprised of 25,044,092 Class A Shares, 4,645,054 Restricted Class A Shares and 33,018,248 Class B Shares issued and outstanding as of April 24, 2023.
(4)Includes 3,042,363 Restricted Class A Shares subject to vesting. Mr. Levin’s beneficial ownership also includes 25,950 Class A Shares, 91,855 Group A Units and 2,822,026 Group E Units beneficially owned by trusts that are for the benefit of Mr. Levin or members of the Levin family. In addition, Mr. Levin’s Class B Shares includes 2,447,428 Class B Shares of which Mr. Levin, as PMC Chairman, holds a proxy. Including the proxy shares, Mr. Levin's total combined voting power is 22.4% after excluding Class B Shares owned by Mr. Levin that relate to Group A-1 Units that will be voted pro rata in accordance with the vote of the Class A Shares.
(5)Includes 132,688 Restricted Class A Shares subject to vesting.
(6)Includes 507,640 Restricted Class A Shares subject to vesting. Mr. Cohen’s beneficial ownership includes 26,477 Group A Units and 180,000 Group E Units that are held by trusts that are for the benefit of Mr. Cohen or members of the Cohen family. Mr. Cohen's total combined voting power is 3.2% after excluding Class B Shares owned by Mr. Cohen that relate to Group A-1 Units that will be voted pro rata in accordance with the vote of the Class A Shares.
(7)Includes 59,240 Restricted Class A Shares subject to vesting.
(8)Includes 2,866 Restricted Class A Shares subject to vesting.

(9)Mr. Och’s total combined voting power is 12.5% after excluding Class B Shares owned by Mr. Och that relate to Group A-1 Units that will be voted pro rata in accordance with the vote of the Class A Shares.
(10)Mr. Shafir withdrew from the Sculptor Operating Group and resigned from the Board of Directors effective April 1, 2021. Amounts are based solely on Schedule 13D, filed with the SEC on September 30, 2021.
(11)Mr. Windreich’s total combined voting power is 3.8% after excluding Class B Shares owned by Mr. Windreich that relate to Group A-1 Units that will be voted pro rata in accordance with the vote of the Class A Shares.
(12)Based on information filed with the SEC in a Schedule 13G/A on February 1, 2023. BlackRock, Inc. has sole voting power with respect to 1,586,685 Class A Shares and sole dispositive power with respect to 1,616,289 Class A Shares. Blackrock Inc.’s address is 55 E 52nd St., New York, NY 10055.
(13)Mr. Srikrishnan did not receive compensation in the form of stock awards during 2022. See “Director Compensation” below for details on compensation paid to Mr. Srikrishnan.
(14)Group E Units are limited partner profits interests issued to certain executive managing directors that are only entitled to future profits and gains. One Class B Share will be issued to each holder of Group E Units upon the vesting of each Group E Unit of such holder, at which time, in the case of Group E Units other than Group E-2 Units, a corresponding number of Class B Shares held by holders of Group A-1 Units will be canceled and, as a result, there will be no resulting increase to the number of voting Shares outstanding. Class B Shares that relate to Group A-1 Units will be voted pro rata in accordance with the vote of the Class A Shares.
Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either alone or shared with others, the power to vote or dispose of such securities. The rules also treat as beneficially owned all securities that would be receivable upon the conversion or vesting of derivative securities within 60 days as of the determination date.
The foregoing table does not reflect Group P Units or Group P-4 Units, which are subject to both the P-Unit Service Condition and the P-Unit Performance Condition as further described below in “—Executive Officers Incentive Compensation Programs—Incentive Units,” and which are disclosed below in “—Executive and Director Compensation—Outstanding Equity Awards at Fiscal Year End 2022.”

EXECUTIVE AND DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
•Our compensation philosophy is based on: (1) providing alignment with shareholders and fund investors; (2) paying for performance; (3) talent retention in an intensely competitive market for investment and noninvestment professionals in the alternative asset management industry; (4) fostering long-term commitment; and (5) incorporating appropriate risk mitigating features. These principles are consistent with feedback we have received from our shareholders and proxy advisers.
•In 2021, the Company restructured its compensation program for executives, including by implementing the Management Shareholder Value Creation Plan, under which the Company granted Performance Awards (as defined below) that vest upon meeting service and performance conditions. As the plan was intended to be a long-term program, no incremental grants of Performance Shares, RSUs, or other equity awards (other than those associated with 2021 annual bonuses and with respect to 2021 performance) were granted in 2022. The Compensation Committee believes that appropriate alignment exists between senior management and Class A Shareholders.
•Overall, the business generated $56.4 million of Distributable Earnings, or $0.96 per Fully Diluted Share in 2022, against one of the most challenging and volatile years in the financial markets since 2008. While the overall 2022 macro environment witnessed declines across all risk assets, our funds experienced relative outperformance in 2022 versus relevant benchmarks and indices. Despite our funds’ relative outperformance, overall bonuses were materially lower year-over-year given our Distributable Earnings were down year-over-year. This is in line with our compensation philosophy which emphasizes alignment with shareholders and fund investors and pay for performance.
•The Chairperson of the Compensation Committee has continued her shareholder outreach efforts, as done each year since Ms. Engel assumed the Chairperson role in 2021. In 2022, Ms. Engel had discussions with a number of our largest investors and certain proxy advisors to obtain feedback on a number of topics, including management compensation. Feedback from these discussions will, in addition to the factors outlined above, continue to inform decisions relating to management compensation.
Introduction
This Compensation Discussion and Analysis describes our compensation program for 2022 and how it operates for our Named Executive Officers. Our Named Executive Officers for 2022 are:
James Levin    Chief Executive Officer and Chief Investment Officer
Dava Ritchea    Chief Financial Officer
Wayne Cohen    President and Chief Operating Officer
David Levine    Chief Legal Officer
Hap Pollard    Chief Accounting Officer
2022 Performance and Highlights
•We generated meaningful earnings and cash flow in a challenging year for financial markets. Against the backdrop of one of the most unusual and volatile years on record for the financial markets since 2008, we generated $56.4 million of Distributable Earnings, or $0.96 per Fully Diluted Share in 20221. We were able to achieve this due to the result of management’s strategic initiatives in recent years to stabilize our fixed expense base, increase fee based ear
1 Distributable Earnings and Fully Diluted Shares are non-GAAP measures. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see our annual report filed on Form 10-K for the year ended December 31, 2022, dated March 3, 2023, as well as our Earnings Press Release for the Fourth Quarter of 2022, filed on Form 8-K, dated February 28, 2023.

nings and diversify into credit and real estate, which both produced incentive income during an overall challenging year for markets.
•We delivered investment returns to our fund investors that exceeded those of relevant benchmarks. Our primary goal across each of our funds is to compound capital over the long term based on the investment guidelines of each product across our platform. We have continued to do this across funds by generating sustained investment performance. In 2022, our funds experienced relative outperformance versus relevant benchmarks and indices despite a challenging macro environment and overall a down performance year for most risk assets. In 2022, global equities had their worst year since 2008 and balanced 60/40 portfolios were down almost 20% as both stocks and bonds declined, the worst performance year since 2008 by a wide margin.
◦In opportunistic credit, our funds experienced significant relative outperformance in 2022 versus relevant benchmarks and indices. In 2022, Sculptor Credit Opportunities Master Fund generated a gross return2 of (3.2)% versus the BAML Global High Yield Index which returned (13.2)%, representing a 10% excess gross return for the year. 2022 performance built on exceptional performance in 2021. Overall the fund has returned an 8.2% excess gross return versus the BAML Global High Yield Index since inception in 2011.
◦In real estate, our focus on non-traditional, niche asset classes continued to produce returns in 2022 that were less correlated to the broader markets and traditional real estate markets, generating attractive risk/return profiles for our clients. In 2022, Sculptor Real Estate Fund III, which is currently in harvest, generated a 15% increase in value year-over-year in a falling real estate market, bringing life-to-date annualized gross returns for the fund to 30.3% since inception in 2014.
◦In multi-strategy, the Multi-Strategy Composite generated a gross return of (11.6)% for 2022 while balanced 60/40 portfolios generated (19.1)% and the MSCI World generated (15.6)%. Our investment approach in this strategy is not market neutral. Given this, we historically have and would continue to expect some downside capture in multi-strategy in a major down year for risk assets. Our downside capture in 2022 was higher than expected, but not out of context with the historical range of outcomes for the fund.
•In 2022, we focused on fundraising with a priority to grow longer-term assets under management (“LT AUM”) by maintaining and accelerating real estate and credit flows. We headed into 2022 in a strong fundraising position after reaching an inflection point in 2021 in terms of flows. On the back of this, the first quarter of 2022 was one of the best fundraising quarters since 2014, raising almost $500 million into multi-strategy and $1.4 billion across the platform. Our net inflows for the first half of 2022 were $1.6 billion across the platform. However, we saw fundraising slow dramatically in the second half of 2022, impacted primarily by the uncertainty and perceived instability created by recent public actions taken by the founder and former Chief Executive Officer of Och-Ziff, as well as market factors impacting investor allocations and idiosyncratic factors related to our investors or our funds.
2 For additional information regarding our gross and net returns, please see our annual report filed on Form 10-K for the year ended December 31, 2022, dated March 3, 2023, as well as our Earnings Press Release for the Fourth Quarter of 2022, filed on Form 8-K, dated February 28, 2023.

Longer-Term AUM ($ in bn's)
$28.0
$26.0
$24.0
$22.0
$20.0
$23.4
68%
$24.7
67%
$25.8
68%
$26.0
72%
2019
2020
2021
2022
Longer-Term AUM
% of Total AUM

•In 2022, we focused on efficient balance sheet management3. We spent the last several years focused on growing our Adjusted Net Asset (“ANA”) position from a deficit to a net asset position. In 2022 this was valuable because when the markets became volatile, instead of needing to play defense with our balance sheet, we were able to play offense by investing in our business and repurchasing shares. During 2022, we returned $43.8 million to shareholders, $32.5 million through our share repurchase plan and $11.3 million through dividends. While our ANA position declined year-over-year primarily from the return of capital to shareholders through our share repurchase plan, our ANA position remains strong.
3 Adjusted Net Assets is a non-GAAP measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see our annual report filed on Form 10-K for the year ended December 31, 2022, dated March 3, 2023, as well as our Earnings Press Release for the Fourth Quarter of 2022, filed on Form 8-K, dated February 28, 2023.

Adjusted Net Assets & Debt/Preferred Units Outstanding ($ in mm's)
$445
$319
$381
$322
$95
$95
$15
$42
2019
2020
2021
2022
Adjusted Net Assets
Debt + Preferred Units Outstanding

Capital Returned	$15	$68	$28	$44
The chart above presents our Adjusted Net Assets, which is a measure of the Company’s net debt position to evaluate the liquidity and balance sheet health of the business. The chart also shows the principal outstanding of the debt obligations and par value and deferred dividends accrued on Preferred Units (the Preferred Units were redeemed in full in 2020). The amounts shown exclude the non-recourse debt and repurchase agreements (repos) used to finance our risk retention investments.

Compensation Philosophy and Approach
The philosophy underlying our approach to compensation principally rests on five objectives:
1.Alignment. A key objective in structuring compensation for our executive officers is aligning their interests with those of our two principal stakeholders: our shareholders and the investors in our funds. This is accomplished by awarding compensation beyond a cash component – specifically, in the form of equity (RSUs, Restricted Class A Shares, and Performance Shares), which directly aligns with Class A shareholder interests, as well as deferred cash interests (DCIs) and carried interest which directly aligns with fund investor interests. In addition, our CEO / CIO receives an Annual Fund Performance Payment, which is formulaic and based on fund performance.
2.Pay for Performance. The awards noted in #1 above are structured such that compensation is increased based on the level of performance achieved. Our CEO / CIO and other executive officers earn more as our principal stakeholders earn more. In addition, we adopted a shareholder performance plan for our CEO / CIO and members of senior management in 2021 that is directly linked to the achievement of rigorous total shareholder return thresholds (the “Management Shareholder Value Creation Plan”).
3.Retain Talent. As an alternative asset manager in a highly competitive market, our people are our most valuable asset and their compensation is our most significant expense. The investment acumen and skills of our professionals are in high demand. We need to pay competitively with privately held alternative asset managers to secure our key people, particularly given that these companies regularly seek to hire from competitor firms. An inability to pay competitively to attract and retain talent would materially and negatively impact our business. The Compensation Committee periodically consults with Semler Brossy, the Compensation Committee’s independent compensation consultant, and others to obtain available information on competitor pay practices.

It is essential to our client base that there be minimal turnover with respect to the key individuals who manage their funds. Investors in most of our funds have required certain key person provisions that are triggered upon the loss of services of one or more key investment professionals and could, upon the occurrence of such event, provide the investors in the funds with certain rights such as early redemption rights. The loss of our key investment professionals could therefore have a material adverse impact on our business. Our compensation practices seek to remain competitive to promote retention.
4. Long-Term Commitment. Our compensation practices seek to incentivize long-term commitment from our executive officers. This is accomplished principally through deferring a material percentage of annual compensation; subjecting such deferrals to multi-year vesting periods, with forfeiture upon resignation; grants of Performance Shares that vest over five years (subject to rigorous performance vesting conditions); and use of non-competition covenants.
5. Ensure Appropriate Risk Mitigants. Our compensation program includes elements that discourage excessive risk-taking and align the compensation of our executive officers with our long-term performance. These elements include forfeiture provisions, clawbacks and stock retention requirements.

Summary of 2022 Named Executive Officer Compensation
Our Named Executive Officers received the following cash and non-cash compensation for 2022:

Name	Salary ($)	Current Bonus ($)	Deferred Bonus ($)	Sculptor Operating Group D/E Unit Distributions ($)	Special Long-Term Awards - Value at Realization ($)	Other ($)	Total ($)
James S. Levin	—	4,000,000	—	—	2,126,922	232,273	6,359,195
Dava Ritchea	500,000	1,225,000	575,000	—	—	56,574	2,356,574
Wayne Cohen	—	4,250,000	750,000	—	—	119,783	5,119,783
David Levine	500,000	1,262,500	587,500	—	—	56,574	2,406,574
Hap Pollard	500,000	667,500	232,500	—	193,516	38,558	1,632,074
The table above is a summary of the annual total compensation for our Named Executive Officers. It is important to recognize that the way we present compensation for our Named Executive Officers in the table above is different from the SEC-required disclosure in the Summary Compensation Table below (appearing on page 49) and the Pay versus Performance Table below (appearing on page 52) and is not a substitute for the information in such tables. Rather, it is intended to more closely reflect how the Compensation Committee, Board and management view total compensation for our Named Executive Officers in a given year. We believe the 2022 amounts make evident that our compensation practices, derived from feedback from shareholder and proxy adviser outreach, center on “pay for performance.” Named Executive Officer compensation was down year-over-year, materially so for our CEO / CIO, even though our investment funds outperformed relevant benchmarks in a challenging year for markets overall. Compensation for Mr. Levin consisted of his contractual $4,000,000 annual draw and $2,126,922 related to vesting of a long-term equity award granted to Mr. Levin in 2018. Mr. Levin did not receive a bonus for 2022.
The total compensation for certain Named Executive Officers in the Summary Compensation Table below (appearing on page 49) is materially higher than the compensation shown above mainly due to timing issues - specifically, the compensation included in the Summary Compensation Table includes the grant date fair value of certain equity awards granted in January 2022 for prior year performance (thereby appearing in 2022 compensation even though awarded for 2021 service). Please see “Compensation Discussion and Analysis—Compensation Overview” below for more detail and explanation on the table above.
Considerations with respect to our Market for Talent
We primarily compete for talent with privately held alternative asset managers. Our private competitors largely operate open-ended vehicles with periodic incentive crystallizations, similar to our multi-strategy and credit funds, which historically contribute the largest portion of our fee revenue. Competition for talent in this industry is fierce, with high turnover, especially for investment professionals. Investors in most of our funds, and those of our competitors, have certain key person provisions that are triggered upon the loss of services of one or more key investment professionals and could, upon the occurrence of such event, provide the investors in the funds with certain rights such as early redemption rights. Accordingly, paying competitive compensation for our industry is vital for the long-term success of our business.
Although there are a limited number of publicly-traded, alternative asset managers (mainly Apollo, Ares, Blackstone, Carlyle, KKR and TPG), these are imperfect comparables, as many of these asset managers pay their talent via carried interest (as opposed to cash bonuses) due to the closed-end structure of their investment funds and products, have founders serving in the role of chief executive officer or chief investment officer and/or have a chief executive officer separate from the chief investment officer. While we do consider pay structures of other large public alternative assets managers for certain purposes, particularly when assessing long-term equity-based compensation structures and awards, we also consider other available information, including a survey of available information on pay practices of private alternative asset managers. In addition Semler Brossy, provides advice, particularly with respect to executive officer compensation.

Components of our Core Annual Compensation Program
Our core annual compensation program consists of both fixed and variable compensation. The following forms of compensation are used to ensure we continue to align the interests of our employees, executive managing directors (including our Named Executive Officers), members of the Board and service providers with those of our Class A shareholders and those of the investors in our funds, while retaining key talent:
a.Base Salary/Draw - We generally pay base salaries in line with market compensation rates for each role within our organization. We periodically consult with Semler Brossy and other resources to inform on market rates.
b.Cash Bonus - Cash bonuses are awarded to our executive managing directors (including our Named Executive Officers) and employees to compensate them for their individual and collective performance, and to ensure our ability to attract and retain top talent. Certain executive managing directors, have minimum annual bonus amounts that were (i) negotiated in connection with the commencement of their employment, (ii) agreed in connection with contracts signed as part of the 2019 Recapitalization, or (iii) otherwise negotiated in order to attract and retain key talent, as applicable. Cash bonuses for our investment professionals and senior management, are otherwise dependent on fund and firm performance. Our CEO / CIO’s Annual Fund Performance Payment is formulaic and non-discretionary.
c.DCIs - We grant DCIs pursuant to the Sculptor Deferred Cash Interest Plan (the “DCI Plan”) as part of the annual bonus awarded to our executive managing directors (including our Named Executive Officers). We currently grant DCIs pursuant to the 2021 Sculptor Deferred Cash Interest Plan for employees (the “Employee DCI Plan”) as part of the annual bonus awarded to our managing directors. DCIs reflect notional fund investments made by the Sculptor Operating Group on behalf of an executive managing director or employee and are subject to multi-year vesting conditions. DCIs align our executive managing directors’ interests to those of our Class A shareholders and fund investors by tying the ultimate value of the award to fund performance and promoting long-term retention through vesting requirements. For further details on the DCIs, please see “Executive Officer Incentive Compensation Programs-Deferred Cash Interests” below.
d.Restricted Stock Units and Restricted Class A Shares - We grant RSUs or Restricted Class A Shares (“RSAs”) as part of the annual bonus awarded to our executive managing directors (including our Named Executive Officers) and managing directors. RSUs and RSAs were granted pursuant to the 2013 Equity Plan in 2022, and are expected to be granted pursuant to the 2022 Equity Plan going forward, and are subject to vesting conditions. RSUs and RSAs align our executive managing directors’ interests to those of our Class A shareholders by tying the ultimate value of the award to Class A Share performance and promoting long-term retention through vesting requirements. For further details on the RSUs and RSAs, please see “Executive Officer Incentive Compensation Programs-RSUs and RSAs” below.
e.Partner Incentive Pool - The Partner Incentive Pool is a formulaic compensatory arrangement designed to further align executive managing directors, including certain Named Executive Officers, to fund investors and Class A shareholders. The pool is calculated based on the performance of the funds that we manage. It pays out, in an aggregate range of 25 to 100 basis points of gross profits of certain Sculptor funds, with the ultimate aggregate payout percentage determined by the CEO / CIO, subject to Compensation Committee approval, based on overall fund and Company performance for the year. In consultation with the Compensation Committee, the CEO / CIO allocates a fixed percentage of the pool to each eligible executive managing director and the Compensation Committee reviews and approves any allocation to a Named Executive Officer. For 2022, even though our funds experienced significant relative outperformance versus relevant benchmarks and indices, there were no payouts under the Partner Incentive Pool. For further details, please see “Executive Officer Incentive Compensation Programs-Partner Incentive Pool” below.
f.Annual Fund Performance Payment - The “Annual Fund Performance Payment”, which has been the main way in which the Company has compensated the CIO since 2018, is structured to be akin to the carried interest compensation commonly used for CIOs in the alternative asset management industry, as it aligns compensation to fund investor performance. Beginning in fiscal year 2021, the Annual Fund Performance Payment is equal to the product of (i) the gross profit and loss for the fiscal year based on the performance of certain specified funds multiplied by (ii) a participation ratio, which is equal to the sum of (a) 2.75% plus (b) a percentage calculation derived from the weighted average net return of certain Sculptor funds for such fiscal year (subject to a cap of

2.475%). In line with feedback from proxy advisers, the Annual Fund Performance Payment is formulaic and non-discretionary.
Executive Officer Incentive Compensation Programs
We believe that ownership of substantial interests in the Sculptor Operating Group by our executive managing directors, including the Named Executive Officers, together with RSUs, performance-based and service-based RSAs and DCIs held by them, creates significant alignment with our Class A shareholders and investors in our funds and strengthens our culture of teamwork and collaboration. In line with that philosophy, we sponsor equity and equity-based incentive plans for our executive managing directors, including our Named Executive Officers, as further described below. The terms of the various interests in the Sculptor Operating Group entities that are held by our Named Executive Officers are set forth in the Operating Group Limited Partnership Agreements and the Named Executive Officers' individual partner agreements, the terms of the RSUs, performance-based and service-based restricted shares that are held by our Named Executive Officers are set forth in the 2022 Equity Plan, 2013 Equity Plan and the individual award agreements and the terms of the DCIs that are held by our Named Executive Officers are set forth in the DCI Plan.
DCIs
On February 27, 2017, the Board approved the Sculptor Deferred Cash Interest Plan, pursuant to which DCIs may be granted to our executive managing directors (including our Named Executive Officers). DCIs reflect notional fund investments made by the Sculptor Operating Group on behalf of an executive managing director. Under the terms of the DCI Plan, unless otherwise provided in an award agreement, DCIs vest in equal portions over three years commencing on January 1st of the calendar year following the applicable grant date, subject to an executive managing director’s continued service. Upon vesting, the Sculptor Operating Group pays the executive managing director an amount in cash equal to the notional investment represented by the DCIs, as adjusted for notional fund performance. Under the DCI Plan, except as otherwise provided in an award agreement or partner agreement, in the event of a resignation or termination for cause with respect to the executive managing director’s service, any portion of the DCIs that is unvested as of the date of termination will be forfeited. DCIs align our executive managing directors’ interests to those of our Class A shareholders and fund investors by tying the ultimate value of the award to fund performance and promoting long-term retention through vesting conditions.
Our Named Executive Officers are eligible to receive DCIs as a component of their respective annual bonuses pursuant to their respective partner agreements and Omnibus Agreements, discussed further in “Partner Agreements” below. As Mr. Levin did not receive a bonus with respect to 2022, he did not receive a grant of DCIs and our other Named Executive Officers received the following grants of DCIs in respect of their 2022 annual bonuses: Ms. Ritchea, $287,500; Mr. Cohen, $375,000; Mr. Levine, $293,750; and Mr. Pollard, $116,250.
RSUs and RSAs
We have granted RSUs and RSAs as a form of compensation to certain executive managing directors pursuant to the 2022 Equity Plan and 2013 Equity Plan. An RSU entitles the holder to receive a Class A Share, or cash equal to the fair value of a Class A Share at the election of the Board, upon completion of the requisite service period. An RSA is a restricted Class A Share, that is not transferable and is subject to forfeiture, until completion of the requisite service period. RSUs and RSAs held by our executive managing directors granted as part of their annual bonus generally vest in equal installments on January 1st of the three subsequent years following the grant date, generally subject to the Named Executive Officer’s continued employment through such date. All of the RSUs and RSAs granted to date accrue dividend equivalents equal to the dividend amounts paid on our Class A Shares. To date, these dividend equivalents have been awarded in the form of additional RSUs or RSAs that also accrue additional dividend equivalents. Delivery of dividend equivalents on outstanding RSUs and RSAs is contingent upon the vesting of the underlying RSUs and RSAs. RSUs and RSAs align our executive managing directors’ interests to those of our Class A shareholders by tying the ultimate value of the award to Class A Share performance and promoting long-term retention through vesting requirements.
RSUs and RSAs held by certain Named Executive Officers are subject to the Distribution Holiday, as described below.
In 2022, each of our current Named Executive Officers received grants of RSUs and RSAs in respect of their 2021 annual bonuses, as described in “2022 Grants of Plan-Based Awards” table below. In addition, on January 31, 2022, in recognition of the significant accomplishments of the management team, including the strengthening of our balance sheet, strong fund performance, improved consultant and investor sentiment and successful resolution of certain legal matters impacting the Company, the Compensation Committee granted one-time RSU and RSA awards to Mr. Levin, Ms. Ritchea and Mr. Cohen. The RSU and RSA awards were described in our 2022 proxy statement and are included in the “Summary Compensation Table for 2022” and the “2022 Grants of Plan-Based Awards” table below.
On January 31, 2023, we granted the following RSUs to each of our current Named Executive Officers in respect of their 2022 annual bonuses, other than Mr. Levin who did not receive a bonus with respect to 2022: Ms. Ritchea, 32,231 RSUs (with value of approximately $287,500), Mr. Cohen, 42,041 RSUs (with a value of approximately $375,000), Mr. Levine, 32,932 RSUs (with a value of approximately $293,750), and Mr. Pollard, 13,033 RSUs (with a value of approximately $116,250). Each of the RSUs granted to our Named Executive Officers on January 31, 2023, represents a right to receive one Class A Share or the cash value of one Class A Share on the applicable vesting date. Each of the RSUs granted to our Named Executive Officers above on January 31, 2023, vest in equal installments on January 1st of the three subsequent years.
Performance Shares
In December 2021, we granted performance-based equity securities in the form of RSAs and Group P-4 Units (which we refer to as “Performance Shares”) to certain of our executive managing directors, including to certain currently employed Named Executive Officers under the Management Shareholder Value Creation Plan. The Performance Shares were a one time grant to align management with growth over a multi-year time period, and accordingly no such shares were issued in 2022. The Performance Shares granted in December 2021 vest upon the applicable executive managing director satisfying a service condition (the “Performance Share Service Condition”) and increase in total shareholder return (the “Performance Share Performance Condition”). The Performance Share Service Condition is generally satisfied as to one-third of the Performance Shares vesting on each of the third, fourth and fifth anniversaries of the grant date, generally subject to the Named Executive Officer’s continued employment through such date. The Performance Share Performance Condition is satisfied in seven tranches upon the achievement of rigorous total shareholder return thresholds, which, based off the closing price of the Company’s Class A Shares on December 17, 2021 ($20.02), are as follows: 50%, 67%, 83%, 99%, 116%, 133% and 149%.4 If the Performance Share Performance Condition has not been satisfied by the seventh anniversary of the grant date, the Performance Shares will be forfeited and canceled immediately.
Performance Shares granted in December 2021 entitle the holder to dividends upon satisfaction of the Performance Share Performance Condition. For Performance Shares that have satisfied the Performance Share Performance Condition, but have not yet achieved the Performance Share Service Condition, these Performance Shares accrue dividend equivalents that are paid in additional Performance Shares. Upon satisfaction of both the Performance Share Performance Condition and Performance Share Service Condition, these Performance Shares entitle the holders to dividends declared by the Company on Class A Shares.
The Performance Shares award agreements provide that if a Named Executive Officer is subject to a withdrawal for cause or resigns, all of the then-unvested Performance Shares will be forfeited and cancelled as of the date of such withdrawal for cause or resignation. If the Named Executive Officer is subject to a withdrawal without cause, a pro-rated portion of the Performance Share Service Condition shall be deemed satisfied (which number is equal to (i) a pro-rated portion of Performance Shares that are scheduled to vest in the year of withdrawal plus (ii) 50% of the portion of the Performance Shares that has not yet satisfied the Performance Share Service Condition following (i)) and the Performance Shares that have satisfied the Performance Share Service Condition (including as a result of the deemed vesting described herein) shall remain eligible to vest based on achievement of the Performance Share Performance Condition for a period of
4 The Performance Shares were partially issued in the form of performance-based restricted Class A Shares (the “Performance-Based Restricted Shares”) and Class P-4 Common Units. With respect to the performance conditions, the Performance-Based Restricted Shares vest as to one-third of the shares upon achievement of Total Shareholder Return (as defined in the Performance-Based Restricted Share Award Agreement) of 50%, one-third upon achievement of Total Shareholder Return of 67%, and one-third upon achievement of Total Shareholder Return of 83%, in each case, based on the closing price of the Company’s Class A Shares on December 17, 2021 ($20.02), which was the date of grant of these awards. With respect to the performance conditions, the Class P-4 Common Units vest as to one quarter of the units upon achievement of Total Shareholder Return (as defined in the Class P-4 Common Unit Agreement) of 99%, one quarter upon achievement of Total Shareholder Return of 116%, one quarter upon achievement of Total Shareholder Return of 133%, and one quarter upon achievement of Total Shareholder Return of 149%, in each case, based on the closing price of the Company’s Class A Shares on December 17, 2021 ($20.02).

two years following such withdrawal. In the event of a withdrawal due to a Named Executive Officer’s death or disability, the Performance Shares will be similarly treated, with the exception that the Performance Shares Service Condition will be treated as vested in full.
In the event of a change of control, the Performance Share Service Condition shall be waived, and the Performance Share Performance Condition shall be determined based on the price achieved in such change in control (applying linear interpolation). If any portion of the Performance Share Performance Condition is not satisfied in such transaction, then 25% of the Performance Shares will be deemed to have satisfied the applicable Performance Share Performance Condition, with the remaining 75% remaining outstanding and eligible to vest on the same terms and conditions.
Partner Incentive Pool
The Partner Incentive Pool is a formulaic and performance-based compensatory arrangement designed to further align executive managing directors, including certain Named Executive Officers, with fund investors and Class A shareholders. This incentive program is described above in “Compensation Discussion and Analysis—Components of our Core Annual Compensation Program”.
In respect of 2022, no awards were made pursuant to the Partner Incentive Pool.
Incentive Units
We have awarded incentive units described in the table below to our executive managing directors, including Named Executive Officers, in past Fiscal Years. The Incentive Units described below are one-time awards and are not ongoing components of pay.

	E-1 Units	E-2 Units	P-4 Units
Description	Profits interests granted to executive managing directors in connection with a reallocation (with no dilution) of equity from former management to current management under 2019 Recapitalization	Profits interests granted to executive managing directors under the 2019 Recapitalization, in conversion (with no dilution) of Group D Units	Profits interests granted in 2021 to executive managing directors to retain key talent that can become full equity ownership provided certain Company growth targets and service conditions are met
Current Operating Profits Entitlement (Post-Distribution Holiday)	Yes	Yes	No (until both service and performance vesting conditions are met)
Exchange Right	Exchangeable for Class A Shares (if vested and certain conditions met).	Exchangeable for Class A Shares (if vested and certain conditions met).	Exchangeable for Class A Shares (if vested and certain conditions met).
Class B Share Rights	Yes (upon vesting)	Yes (upon vesting)	Yes (upon grant)
Ownership by Current Named Executive Officers (as of April 1, 2023)	Mr. Levin - 3,560,378 Ms. Ritchea 200,000(1) Mr. Cohen - 324,232 Mr. Levine - 150,000 Mr. Pollard - 1(2)	Mr. Levin - 358,485 Mr. Cohen - 381,040	Mr. Levin - 3,085,714 Ms. Ritchea - 138,000 Mr. Cohen - 551,143 Mr. Levine - 72,572
Alignment with Class A Shareholders	Yes - Subject to vesting and Distribution Holiday	Yes - Subject to vesting and Distribution Holiday	Yes - Includes both service-based and performance-based vesting conditions.
1.The 200,000 E Units held by Ms. Ritchea are Group E-5 Units. They are subject to the same terms as the E-1 Units; however, they generally vest, subject to certain exceptions, one-third each on December 31, 2023, December 31, 2024 and December 31, 2025; provided that the recipient remains in continuous service through each vesting date.
2.The E Unit held by Mr. Pollard is a Group E-6 Unit. The E-6 Unit vested upon issuance.
The 2019 Recapitalization
The 2019 Recapitalization corrected an equity misalignment between current and former members of management, all at no cost or dilution to Class A shareholders. As detailed below, Class A shareholders also benefited by an agreement by current members of management to cuts to cash compensation and to forego distributions on units (as per the Distribution Holiday).
As part of the 2019 Recapitalization, former members of management reallocated 35% of their Group A Units in each of the Sculptor Operating Partnerships to existing members of senior management and to a pool for potential grants to new hires, each in the form of Class E Units. The Class E Units related to this reallocation were structured as profits interests, subject to service-based vesting over a five-year period and require certain other conditions to be met in order to be eligible for exchange into Class A shares or to participate in other liquidity events. Even though there was no dilution to Class A shareholders or associated cash expense, these grants have associated GAAP compensation expenses which contribute to overall GAAP compensation expense.
In conjunction with such reallocation, certain members of senior management made long-term commitments to the Company and agreed to a 10-20% reduction in their annual compensation. These compensations reductions have benefited Class A shareholders and have resulted in aggregate cash compensation reductions to current members of management of approximately $16.0 million, $11.7 million and $2.5 million for 2020, 2021 and 2022, respectively, for a total reduction of $30.2 million.
The 2019 Recapitalization also included a “Distribution Holiday,” which is an agreement by unitholders (current and former executive managing directors) to forego distributions on their common units in the Sculptor Operating Group until the earlier of such time that $600 million in Economic Income (a non-GAAP measure defined in our Form 10-K) is accumulated or April 1, 2026. Current members of management have given up distributions to date in an aggregate amount of approximately $28.7 million for 2020, approximately $13.9 million for 2021 and approximately $2.6 million for 2022 (for a total of $45.2 million), (assuming distributions would have been made on Sculptor Operating Group Units at the same per unit rate as our Q1-Q4 2020, Q1-Q4 2021, and Q1-Q4 2022 dividends). The reallocation of units materially increased equity ownership for current members of management solely through the reallocation from former members of management (and not the Class A shareholders), allowing current management to be further aligned with our Class A shareholders. In addition, vesting conditions imposed on the Class E Units helped ensure the stability and commitment of the Company’s key senior investment professionals and senior leadership.
Incentive Unit Vesting
•Group E-1 Units - Group E-1 Units held by our executive managing directors (including certain Named Executive Officers) have fully vested, other than the Group E-5 Units held by Ms. Ritchea, which are generally subject to the same terms as the Group E-1 Units. The Group E-5 Units vest one-third each on December 31, 2023, December 31, 2024 and December 31, 2025; provided that Ms. Ritchea remains in continuous service through each vesting date, and all unvested Group E-5 Units would become fully vested in the event of a Change in Control or liquidation and a portion of the unvested Group E-5 Units would become fully vested in the event of a withdrawal without cause (as described in Exhibit E-1 of the Operating Group Limited Partnership Agreements).
•Group E-2 Units - Group E-2 Units held by our executive managing directors (including certain Named Executive Officers) have fully vested.
•Group P-4 Units - Group P-4 Units held by certain current Named Executive Officers are a part of the Performance Share awards described above in “Executive Officer Incentive Compensation Programs—Performance Shares.”
Compensation Committee and Compensation Consultants
The Compensation Committee has the power and authority to oversee our compensation policies and programs and approves, or recommends to our Board for approval, all compensation related decisions relating to our Named Executive Officers. The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee’s membership is determined by the Board. The Compensation Committee’s members are all independent directors under the rules of the NYSE.
Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisers, including its compensation consultant. The Company has provided appropriate funding to the Compensation Committee to do so.
In 2022, the Compensation Committee continued to consult with Semler Brossy as a third-party adviser to (i) provide independent advice with respect to the executive compensation matters, and (ii) the review of this CD&A.
In 2022, Semler Brossy reported directly to the Compensation Committee. Semler Brossy did not provide services to the Company other than as described in the prior paragraph. Specifically, Semler Brossy did not provide, directly or indirectly through affiliates, any other consulting services to management or the Board. The Compensation Committee conducted a specific review of its relationship with Semler Brossy, and determined that Semler Brossy’s work for the

Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, and by the SEC and the NYSE. The Compensation Committee continues to review the independence of its compensation consultant on an annual basis.
Shareholder Votes on Matters Relating to Named Executive Officer Compensation
At our 2020 annual meeting of shareholders, a Say-on-Pay vote was held and approximately 68% of the votes cast supported our executive compensation policies and practices. Following the annual meeting, we undertook an extensive effort, led by our then Chairman, to solicit feedback from shareholders on: (i) the design of our compensation program, and (ii) opportunities to improve the quality and clarity of the description of our compensation program. The Compensation Committee and Board agreed with shareholders and proxy advisers who provided feedback that (1) performance metrics should be an integral part of vesting of CEO compensation, (2) no minimum guarantee should be paid for CEO compensation, and (3) significant protections and risk mitigants should be included. By emphasizing rigorous performance-based compensation and adopting significant protections for the Company in the December 2021 compensation plan, the Compensation Committee and Board believe that we have made significant strides in CEO compensation structure in line with feedback received.
In accordance with the shareholders’ historical recommendation to hold an advisory vote on executive compensation every three years, we are again providing our shareholders with the opportunity to vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers at this 2023 Annual Meeting. Please see Proposal No. 3 (“Say-On-Pay” Vote) for more information.
We are also providing our shareholders with the opportunity to vote on a non-binding advisory resolution to approve the frequency of future Say-on-Pay Votes. Historically, since the Company’s initial public offering in 2007, under the stewardship of previous Boards, the Company’s practice has been to seek an advisory vote every three years. However, the current members of the Board believe that a Say-on-Pay Vote should be held every year. Please see Proposal No. 4 for more information.
Partner Agreements
In furtherance of our long-term philosophy of seeking to align the interests of our executive managing directors with those of the investors in our funds and our Class A shareholders and to attract and retain talent, the Sculptor Operating Group entities have entered into partner agreements with certain of our executive managing directors. We have entered into partner agreements with each of our currently employed Named Executive Officers which provide for certain compensatory arrangements, advances, guaranteed payments and equity grants, as described further below. In connection with the Recapitalization, we have also entered into certain omnibus agreements (collectively, the “Omnibus Agreements”) with certain currently employed Named Executive Officers, as described below. For information on the various restrictive covenants by which are Named Executive Officers are bound, please see “Compensation Discussion and Analysis—Confidentiality, Non-Competition, Non-Solicitation, Clawback and Restrictions” below.
Levin Agreements
General. On February 16, 2018, each of the Sculptor Operating Group entities entered into a partner agreement with Mr. Levin (the “2018 Levin Partner Agreements”) in order to more closely align Mr. Levin’s potential compensation with his then current role and responsibilities as Co-Chief Investment Officer and, importantly, strongly align his economic interests with our clients. The 2018 Levin Partner Agreements, along with the contracts of certain other Named Executive Officers employed at such time, were subsequently amended in connection with the 2019 Recapitalization by an omnibus agreement between Mr. Levin and each of the Operating Partnerships on February 7, 2019 (the “Levin Omnibus Agreement,” which is effective as of the closing of the 2019 Recapitalization). Mr. Levin was, pursuant to the Amendment to the Partner Agreements between the Sculptor Operating Group entities and Mr. Levin entered into as of June 9, 2020 (the “First Levin Partner Agreement Amendment”), appointed as the Company’s CEO effective April 1, 2021. On January 29, 2021, at the Company’s request, Mr. Levin entered into a second amendment to the Partner Agreements between the Sculptor Operating Group entities and Mr. Levin, changing, the RSU/DCI percentages of Mr. Levin’s total annual compensation for Fiscal Year 2020 from 15%/15% to 7.5%/22.5% (the “Second Levin Partner Agreement Amendment”). On December 17, 2021, Mr. Levin entered into the Levin Agreement between the Sculptor Operating Group and Mr. Levin, pursuant to which (i) Mr. Levin was granted Performance Shares which vest based upon achievement of target total shareholder returns and meeting certain service requirements, and (ii) certain modifications were made to the methodology to calculate Mr. Levin’s fund performance payments, (iii) Mr. Levin is prevented from competing with the Company for two years following withdrawal from the Sculptor Operating Partnerships (without the step down to one year that would have otherwise occurred on December 31, 2021), and (iv) Mr. Levin agreed to hold, for a period of at least seven years from the date of grant, at least 75% of the aggregated vested after-tax portion of the Performance Shares granted (the “Levin Agreement,”, and together with the 2018 Levin Partner Agreements, the Levin Omnibus Agreement, and the First Levin Partner Agreement Amendment and the Second Levin Partner Agreement Amendment, the “Levin Agreements”).
When structuring the Levin Agreement, the Compensation Committee considered feedback received from shareholders and proxy advisers following the Company’s 2020 say-on-pay vote. The Levin Agreement is consistent with our compensation philosophy, described above. It has two components - one for the CEO role that fully ties compensation to total shareholder return, and one for the CIO role that ties compensation to fund performance. The CEO compensation is part of the Management Shareholder Value Creation Plan, which is described in detail above. There is no guaranteed minimum annual bonus or guaranteed equity award. Rather, the award under this plan represents the sole CEO compensation and is subject to achieving rigorous performance thresholds – including a 50% total shareholder return before the first tranche vests and a 149% total shareholder return is required for full vesting. For service as CIO, in line with proxy adviser feedback, compensation is formulaic and not discretionary. This compensation is tied to fund performance and was increased in recognition of the need to pay competitively with privately held alternative asset managers. Mr. Levin receives a $1 million quarterly draw, which is an advance against the fund performance compensation to be received. In addition, the Levin Agreement contains important protections for the Company. These include a lengthening of the non-competition covenant to two years, a 75% minimum stock retention requirement applicable to all Performance Shares, and agreement to be subject to a new clawback policy.
Compensation. Mr. Levin receives a $4,000,000 annual draw (the “Annual Draw”) during the term. The Annual Draw is distributed in advance on a quarterly basis and is treated as a non-refundable credit against the Annual Fund Performance Payment that Mr. Levin may receive in respect of such fiscal year. The Annual Fund Performance Payment is formulaic and is based solely on the gross profit and loss of certain specified funds and assets managed by the Company, and is calculated as the product of (i) the gross profit and loss for such fiscal year based on the performance of certain specified Sculptor funds and (ii) a participation ratio, which is equal to, the sum of (a) 2.75% plus (b) a percentage calculation (subject to a cap of 2.475%) derived from the weighted average net return of certain Sculptor funds for such fiscal year. This directly aligns Mr. Levin’s compensation with the returns to fund investors, which also directly ties to the interests of Class A shareholders.
Given the need to maintain flexibility, the Levin Agreement also provides the Compensation Committee with the ability, in years in which the Annual Fund Performance Payment is zero or a minimal amount relative to the value added by Mr. Levin to protect investor capital in challenging markets, to award a discretionary bonus that takes into account various factors, including (i) the overall performance of the Company, (ii) fund investment performance and the quality of such performance; (iii) the overall performance of the Company relative to its peers and market; (iv) the Company’s ability to engage with clients and preserve adequate capital reserves and assets under management, particularly if achieved in a context of negative market performance, (v) contributions to marketing and fund raising efforts; (vi) management of costs and achievement of a reasonable annual budget; (vii) mentoring, developing and retaining both investment and non-investment professionals; (viii) contribution in maintaining and enhancing a culture of collaboration, diversity and inclusion; (ix) adherence to Company policies, procedures and guidelines; and (x) any other factors or circumstances that the Compensation Committee, in good faith, deems relevant.
In addition, from time to time, and subject to approval of the Compensation Committee, Mr. Levin may be granted carried interest awards with respect to certain funds managed by the Company (or an affiliate or subsidiary thereof) (other than any Sculptor funds upon which the Annual Fund Performance Payment described above is based). In 2022, Mr. Levin was granted such carried interest awards, but there have been no distributions on such awards.
In respect of the 2022 fiscal year, even though our funds experienced significant relative outperformance in 2022 versus relevant benchmarks and indices, Mr. Levin did not receive an Annual Fund Performance Payment and the Compensation Committee chose not to use its discretion as described above to pay Mr. Levin a cash bonus.

Ritchea Agreements
General. In connection with Ms. Ritchea’s admission as a limited partner of the Sculptor Operating Group entities, each of the Sculptor Operating Group entities entered into an agreement with Ms. Ritchea admitting Ms. Ritchea to the Sculptor Operating Group effective January 11, 2021 (the “Ritchea Partner Agreements”).
Compensation. Under the Ritchea Partner Agreements, during the term, Ms. Ritchea is entitled to a cash payment in the amount of $500,000 annually, distributed in advance on a quarterly basis. In addition, Ms. Ritchea is eligible to receive an annual performance bonus, which may be paid in a combination of current cash, DCIs or RSUs, as determined by the Compensation Committee, and for fiscal years 2021 and 2022 Ms. Ritchea’s minimum annual amount of compensation (inclusive of quarterly payments) is equal to $1,500,000, and paid in the form of 75% current cash and 25% in a combination of DCIs or RSUs. The Ritchea Partner Agreements further provide that Ms. Ritchea was eligible to participate in the Company’s 2018 Partner Incentive Pool for the fiscal year ending December 31, 2022.
In respect of the 2022 fiscal year, Ms. Ritchea received an annual draw of $500,000 and annual bonus of $1,800,000: (i) $1,225,000 paid in cash, (ii) 32,231 RSUs, granted January 31, 2023, that vest in three installments on January 1, 2024, January 1, 2025 and January 1, 2026 and (iii) $287,500 in DCIs that vest in three installments on January 1, 2024, January 1, 2025 and January 1, 2026.
Unvested Class E-5 Common Units. As of December 31, 2022, Ms. Ritchea held 200,000 unvested Class E-5 Common Units of each of the Sculptor Operating Group entities, granted to her on January 11, 2021. These Class E Units will vest in three installments on each of December 31, 2023, 2024 and 2025, subject to Ms. Ritchea’s continuous service with the Company through each vesting date and the terms of the limited partnership agreements of the Operating Partnerships.
Cohen Agreements
General. In connection with Mr. Cohen’s admission as a limited partner of the Sculptor Operating Group entities, each of the Sculptor Operating Group entities entered into an agreement with Mr. Cohen on November 10, 2010 (the “2010 Cohen Partner Agreements”). In addition, (i) on April 15, 2013, each of the Sculptor Operating Group entities entered into an additional agreement with Mr. Cohen reflecting certain additional terms and conditions of his arrangements with the Sculptor Operating Group entities (the “2013 Cohen Partner Agreements”), and (ii) on February 22, 2017, each of the Sculptor Operating Group entities entered into an additional agreement with Mr. Cohen, in connection with Mr. Cohen’s commitment to remain with the Sculptor Operating Group entities for six (6) years and serve as the President and Chief Operating Officer (the “2017 Cohen Partner Agreements” and, together with the 2010 Cohen Partner Agreements and the 2013 Cohen Partner Agreements, the “Cohen Partner Agreements”). The Cohen Partner Agreements were subsequently amended in connection with the 2019 Recapitalization by an omnibus agreement between Mr. Cohen and each of the Operating Partnerships on February 7, 2019 (the “Cohen Omnibus Agreement” and together with the Cohen Partner Agreements, the “Cohen Agreements”), which was effective as of the closing of the 2019 Recapitalization.
Compensation. Under the Cohen Agreements, during the term, which ended on December 31, 2022, Mr. Cohen was entitled to a cash payment in the aggregate amount of $2,000,000 annually, distributed in advance on a quarterly basis. In December 2022, the Compensation Committee extended the $2,000,000 draw for Mr. Cohen on the same terms for fiscal year 2023. In addition, Mr. Cohen is eligible to receive an annual performance bonus, which may be paid in a combination of current cash, DCIs or RSUs, as determined by the Compensation Committee, and targeted in the amount of $1,000,000 and in the form of 75% current cash and 25% in a combination of DCIs or RSUs; provided, that current cash will not represent less than 75% of the annual bonus for any fiscal year, unless the Company adopts a uniform system of break points for high earners applicable to all executive managing directors subject to approval by the Compensation Committee and the Chief Executive Officer. Notwithstanding the foregoing, since fiscal year 2018, the total annual amount of compensation payable to Mr. Cohen for any fiscal year, inclusive of his annual draw, is reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the annual draw) for such fiscal year.
In respect of the 2022 fiscal year, Mr. Cohen received an annual draw of $2,000,000 and annual bonus of $3,000,000: (i) $2,250,000 paid in cash, (ii) 42,041 RSUs, granted January 31, 2023, that vest in three installments on January 1, 2024, January 1, 2025 and January 1, 2026 and (iii) $375,000 in DCIs that vest in three installments on January 1, 2024, January 1, 2025 and January 1, 2026.

Unvested Group E-2 Units. As of December 31, 2022, Mr. Cohen held 63,346 unvested Group E-2 Units, which vested on March 1, 2023.
Levine Agreements
General. On December 9, 2016, each of the Sculptor Operating Group entities entered into an agreement with Mr. Levine (the “2016 Levine Partner Agreements”), pursuant to which Mr. Levine was admitted as a limited partner of the Sculptor Operating Group entities on January 23, 2017. On June 2, 2017, each of the Sculptor Operating Group entities entered into an agreement with Mr. Levine (the “Amended and Restated Levine Partner Agreements”), which amended and restated the 2016 Levine Partner Agreements in their entirety. The Amended and Restated Levine Partner Agreements were subsequently amended in connection with the 2019 Recapitalization by an omnibus agreement between Mr. Levine and each of the Operating Partnerships on February 7, 2019 (the “Levine Omnibus Agreement” and together with the Amended and Restated Levine Partner Agreements, the “Levine Agreements”).
Compensation. Under the Levine Agreements, during the term, Mr. Levine is entitled to a cash payment in the amount of $500,000 annually, distributed in advance on a quarterly basis. Under the Levine Agreements, during the term, Mr. Levine is eligible to receive an annual performance bonus, which may be paid in a combination of current cash, DCIs or RSUs, as determined by the Compensation Committee, and targeted in the amount of $2,300,000 and in the form of 75% current cash and 25% in a combination of DCIs or RSUs; provided, that Mr. Levine’s minimum annual amount of compensation (inclusive of his quarterly payments) will be equal to $2,000,000; provided, further, that current cash will not represent less than 75% of the annual compensation for any fiscal year, unless the Company adopts a uniform system of break points for high earners applicable to all executive managing directors subject to approval by the Compensation Committee and the Chief Executive Officer. Notwithstanding the foregoing, since fiscal year 2018, the total annual amount of compensation payable to Mr. Levine for any fiscal year, inclusive of his quarterly payments, is reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the quarterly payments) for such fiscal year.
With respect to the 2022 fiscal year, Mr. Levine received an annual draw of $500,000 and annual bonus of $1,850,000: (i) $1,262,500 paid in cash, (ii) 32,932 RSUs, granted January 31, 2023, that vest in three installments on January 1, 2024, January 1, 2025 and January 1, 2026 and (iii) $293,750 in DCIs that vest in three installments on January 1, 2024, January 1, 2025 and January 1, 2026.
Pollard Agreements
General. On December 15, 2021, each of the Sculptor Operating Group entities entered into an agreement with Mr. Pollard (the “Pollard Agreements”), pursuant to which Mr. Pollard was admitted as a limited partner of the Sculptor Operating Group entities on February 1, 2022.
Compensation. Under the Pollard Agreements, during the term, Mr. Pollard is entitled to a cash payment in the aggregate amount of $500,000 annually, distributed in advance on a quarterly basis. Under the Pollard Agreements, during the term, Mr. Pollard is eligible to receive an annual performance cash distribution, which may be paid in a combination of 75% current cash and 25% in a combination of DCIs or RSUs; provided that current cash will not represent less than 75% of the annual compensation for any fiscal year.
In connection with his admission to the Sculptor Operating Group, Mr. Pollard received a grant of 50,000 RSUs that vest in four installments on January 1, 2023, January 1, 2024, January 1, 2025 and January 1, 2026.
With respect to the 2022 fiscal year, Mr. Pollard received an aggregate salary of $500,000 and annual bonus of $900,000: (i) $667,500 paid in cash, (ii) 13,033 RSUs, granted January 31, 2023, that vest in three installments on January 1, 2024, January 1, 2025 and January 1, 2026 and (iii) $116,250 in DCIs that vest in three installments on January 1, 2024, January 1, 2025 and January 1, 2026.
Confidentiality, Non-Competition, Non-Solicitation, Clawback and Restrictions
Pursuant to the Operating Group Limited Partnership Agreements and the various individual partner agreements (including the Omnibus Agreements) applicable to our Named Executive Officers, our Named Executive Officers are subject to certain obligations and restrictions to not compete with us, not solicit our employees or the investors in our funds, not disparage us, and not disclose confidential information about our business and related matters. The following is a description of the material terms of such obligations and restrictions.
Confidentiality
Each Named Executive Officer is required, both during and after his or her service, to protect and only use confidential information in accordance with strict restrictions placed by us on its use and disclosure. Every employee is subject to similar strict confidentiality obligations imposed by agreements entered into upon commencement of service.
General Non-Competition Restrictions
Subject to “Individual Non-Compete Restrictions” described below, pursuant to the Operating Group Limited Partnership Agreements, no executive managing director may, during the term of service and during the Restricted Period (as such term is defined below for this purpose), among other things, directly or indirectly, without the prior written consent of the General Partner:
•engage or otherwise participate in any manner or fashion in any business that is a competing business, either in the United States or in any other place in the world where we engage in our business;
•render any services to any competing business; or
•acquire a financial interest in or become actively involved with any competing business (other than as a passive investor holding minimal percentages of the stock of public companies).
Individual Non-Competition Restrictions
The general non-competition restrictions contained in the Operating Group Limited Partnership Agreements applicable to all of our executive managing directors are modified by the following non-competition restrictions contained in the individual partner agreements (including the Omnibus Agreements):
•Mr. Levin. Mr. Levin is prohibited from competing with the Company or soliciting the Company’s fund investors or employees for a two-year period upon Mr. Levin’s withdrawal from the Sculptor Operating Group for any reason; provided however, that the non-compete shall be reduced to one (1) year upon Mr. Levin’s withdrawal from the Sculptor Operating Group as a result of (x) the termination of Mr. Levin without cause or (y) a resignation following (A) a change of control in which his role as CEO is not continued or the Levin Agreements are not continued and assumed, or (B) a Change in Position (as defined in the Levin Agreements), unless, in either case, the Sculptor Operating Group elects to make a $30,000,000 payment to Mr. Levin payable in installments over a 24-month period.
•Ms. Ritchea and Messrs. Cohen, Levine, and Pollard. Pursuant to their respective Partner Agreements and /or Omnibus Agreements, as applicable, Ms. Ritchea and Messrs. Cohen, Levine, and Pollard are, upon a withdrawal for any reason, subject to (i) a 12-month prohibition from competition with the Company and (ii) a 24-month prohibition from soliciting the Company’s fund investors and employees.
Non-Solicitation and Non-Interference Restrictions
Generally, during the term of service of each Named Executive Officer and during the Restricted Period (defined below), no Named Executive Officer may, directly or indirectly, in any manner solicit any of our owners, members, directors, officers or employees to terminate or diminish their relationship or service with us, or hire any person who was employed by us or was one of our owners, members, directors, officers or employees as of the date of such Named Executive Officer’s termination or whose service or relationship with us terminated within two (2) years prior to or after the date of such Named Executive Officer’s termination. Additionally, in general, no Named Executive Officer may solicit, or encourage ceasing to work with us, any consultant, agent or adviser whom the individual knows or should know is under contract with us.
In addition, generally during the term of service of each Named Executive Officer and during the Restricted Period (defined below), such Named Executive Officer may not, directly or indirectly, in any manner solicit or induce any of our current, former or prospective investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any material respect) his, her or its relationship with us for the purpose of associating with any competing business, or otherwise encourage such investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any respect) his, her or its relationship with us for any other reason.
Clawback and Stock Holding Requirements
Each of our Named Executive Officers is subject to the terms of the Company’s Clawback Policy, pursuant to which, if any “covered person” is found by a majority of the Board to have either (a) engaged in willful misconduct (by act or omission) or (b) failed to take action with respect to willful misconduct of others of which they were or reasonably should have been aware, in either case, which resulted in a level of achievement of a performance-based compensation measure being met, the Board may recover from such person the amount of performance-based compensation awarded over what should have been awarded absent the willful misconduct; and majority of the Board, in consultation with any experts as the Board deems necessary, is similarly required to determine the amount subject to clawback. We intend to update our Clawback Policy to ensure compliance with 2023 SEC rulemaking under the Dodd-Frank Act and related NYSE listing standards.
In addition, all of our currently employed Named Executive Officers are required to hold at least 75% (for our CEO / CIO) or 50% (for other Named Executive Officers) of the net, after-tax portion of any vested Performance Shares until the seven-year anniversary of the grant of such awards.
Other Covenants and Provisions
Non-Disparagement. During the term of service of each Named Executive Officer, and at all times following the termination of the Named Executive Officer’s service, the Named Executive Officer is prohibited from disparaging us in any way or making any defamatory comments regarding us.
Restricted Period. For purposes of the foregoing covenants, except as described above or herein, the “Restricted Period” for each of our Named Executive Officers generally means the two-year period immediately following the date of termination of his or her association with us for any reason.
Intellectual Property. Each Named Executive Officer is subject to customary intellectual property covenants with respect to works created, invented, designed or developed by such individual that are relevant to or implicated by the Named Executive Officer’s service with us.
Other Provisions. In the case of any breach of the non-competition or non-solicitation provisions described above by Named Executive Officer, all of such Named Executive Officer’s vested and unvested Group Units and any Class A Shares issued upon exchange of Group A Units, will be reallocated to the remaining executive managing directors. In addition, in the case of any breach of the non-competition provisions described above by a Named Executive Officer, the Named Executive Officer will be required to pay us an amount equal to the total after-tax proceeds received from the sale of any Class A Shares, and any distributions thereon, issued upon exchange of Group A Units during the two-year period prior to the date of such breach, along with the after-tax portion of certain performance cash awards (including DCIs) conditionally granted to our Named Executive Officer in respect of the two-year period prior to the date of such breach. In addition, such breaching Named Executive Officer will no longer be entitled to receive payments under the Tax Receivable Agreement we executed in connection with our IPO. We may elect to waive enforcement of any or all of the foregoing consequences in our sole discretion.
Compensation Overview
The table below, which differs from the SEC-required Summary Compensation Table appearing on page 49 and the Pay Versus Performance Table appearing on page 52, sets forth information regarding 2022, 2021 and 2020 compensation for each of our Named Executive Officers, presenting for each (i) salary, current bonus and deferred bonus for the service year with respect to which they were earned, (ii) cash distributions on any Group D Units or Group E Units (an interest granted with the intent of eventually converting into Group A Units) received by the Named Executive Officer in the relevant year5, (iii) special long-term awards granted in a prior year but realized in the current year (see the column entitled “Special Long-Term Awards - Value at Realization” in the table below) and (iv) other benefits and compensation received by the Named Executive Officer, such as our CE
5 There have been no such distributions over the last three years as the Company is in a Distribution Holiday (see description in 2019 Recapitalization section above). Such distributions are expected to resume upon conclusion of the Distribution Holiday.

O / CIO’s Annual Fund Performance Payment, (if any), and perquisites, such as medical insurance, provided to our executive managing directors.
We believe the table below is helpful to our shareholders in understanding how management views the total annual compensation of our Named Executive Officers in a given year. The compensation table below makes the following adjustments to the SEC-required Summary Compensation Table: (i) annual bonus compensation (including RSUs, RSAs and DCIs) is included as compensation in the year for which it is earned rather than the year of grant or vesting, which may differ due to the timing of our fiscal year end or for other reasons; (ii) special long-term awards are valued and included as compensation at the time of realization because these awards are non-routine and subject to conditions that must be satisfied before being realized; and (iii) special long-term awards, in certain cases, are reduced because such awards were granted in connection with the forfeiture of other previously granted awards.
The SEC-required Summary Compensation Table included in this proxy statement requires disclosure of equity-based grants related to annual bonus awards in the year they were granted, even if they were awarded in respect of a prior year’s service. For example, the 2022 annual bonus RSU/RSA awards, while earned in respect of services provided in 2022, are granted in early 2023, and therefore are required to be reported in the 2023 Summary Compensation Table. We believe including equity awards related to annual bonuses in the year the services are performed provides a more meaningful view of our Named Executive Officers’ compensation for a given year. In addition, the SEC required Summary Compensation Table requires compensation associated with the portion of the annual bonuses in the form of DCIs awarded under our DCI Plan to be taken into account in the year cash is received, whereas we view the year of service as the more appropriate time to report such compensation.
The SEC-required Summary Compensation Table also requires the inclusion of special long-term awards (including grants that may never realize value as such grant may be subject to service vesting and/or performance conditions that are not satisfied), which includes Group D Units, Group E Units, Group P Units, Performance Shares, and sign-on RSUs, and other non-recurring equity awards, to be based on the grant date fair value in the year awarded. However, we believe the value received at realization following satisfaction of certain conditions provides a more meaningful view of our Named Executive Officers’ compensation for a given year.
The difference between the table below and the SEC-required “Summary Compensation Table for 2022” is approximately $48 million in the aggregate for all of our Named Executive Officers for 2022. The lower amount in the table below is primarily driven by the net impact of (a) including special long-term awards (including Sign-On RSUs and Performance Shares) at the time of realization rather than the time of grant; and (b) including RSUs, RSAs and DCIs awarded in respect of annual bonuses in the year of service rather than in the year of grant or vesting. Given that we award RSUs and RSAs in the year following the year of service for which the bonus is awarded, this lag will always result in a timing mismatch between our table and the SEC-required Summary Compensation Table.
The presentation below reflects how our Compensation Committee and management view the annual total compensation for our Named Executive Officers, which we believe is more reflective of year-over-year changes to the compensation of our Named Executive Officers. It is important to recognize that the way we present compensation for our Named Executive Officers in the table below is different from the SEC-required disclosure in the Summary Compensation Table and is not a substitute for the information in that table. Rather, it is intended to show how we measure total compensation for our Named Executive Officers across different periods.

Name and Principal Position	Year	Salary ($)	Current Bonus ($)(1)	Deferred Bonus ($)(2)	Sculptor Operating Group D/E Unit Distributions ($)(3)	Special Long-Term Awards - Value at Realization ($)(4)	Other ($) (5)	Total ($)
James S. Levin	2022	—	4,000,000	—	—	2,126,922	232,273	6,359,195
Chief Executive Officer & Chief Investment Officer, Executive Managing Director	2021	—	4,000,000	26,502,000	—	3,733,658	93,231,382	127,467,040
	2020	—	7,000,000	—	—	3,324,424	40,883,763	51,208,187

Dava Ritchea	2022	500,000	1,225,000	575,000	—	—	56,574	2,356,574
Chief Financial Officer, Executive Managing Director	2021	486,560	1,857,927	1,900,100	—	—	54,344	4,298,931

Wayne Cohen	2022	—	4,250,000	750,000	—	—	119,783	5,119,783
President, Chief Operating Officer, Executive Managing Director	2021	—	4,509,500	5,569,000	—	—	473,629	10,552,129
	2020	—	4,955,000	985,000	—	—	1,771,200	7,711,200

David Levine	2022	500,000	1,262,500	587,500	—	—	56,574	2,406,574
Chief Legal Officer, Executive Managing Director	2021	500,000	1,262,500	587,500	—	125,605	298,311	2,773,916
	2020	500,000	1,592,500	697,500	—	228,586	1,194,729	4,213,315

Hap Pollard	2022	500,000	667,500	232,500	—	193,516	38,558	1,632,074
Chief Accounting Officer, Executive Managing Director	2021	308,333	741,667	350,000	—	118,712	27,532	1,546,244

(1)The “Current Bonus” column for 2022 reflects: (i) 2022 annual cash bonuses paid to Ms. Ritchea and Messrs. Cohen, Levine, and Pollard, pursuant to their respective partner agreements; and (ii) with respect to Mr. Levin, the 2022 quarterly advances paid pursuant to the Levin Agreements. For further information concerning the respective Partner Agreements, see “—Compensation Discussion and Analysis—Partner Agreements” above.
(2)The “Deferred Bonus” column for 2022 reflects (i) the portion of the 2022 annual bonuses payable in the form of RSUs awarded under the 2013 Equity Plan to Ms. Ritchea in the total amount of $287,500 and to each of Messrs. Cohen, Levine, and Pollard in the total amount of $375,000, $293,750, and $116,250, respectively; and (ii) the portion of the 2022 annual bonuses payable in the form of DCIs awarded under our DCI Plan payable to Ms. Ritchea in the amount of $287,500 and to each of Messrs. Cohen, Levine, and Pollard in the amount of $375,000, $293,750, and $116,250. The number of the annual bonus RSU award is based on the average of the closing price of a Class A Share for the ten (10) trading day period ending (and including) January 11 (or the next trading day in the event that January 11 is not a trading day).
Included in the “Deferred Bonus” column for 2021 are the amounts related to the one-time 2021 management equity grant, which was granted on January 31, 2022, consisting of: (i) RSAs granted to Ms. Ritchea in the amount of $662,550 and to each of Messrs. Levin and Cohen in the amount of $13,251,000 and $2,366,250, respectively; and (ii) cash settled RSUs granted to Ms. Ritchea in the amount of $662,550 and each of Messrs. Levin and Cohen in the amount of $13,251,000 and $2,366,250, respectively. The value of the RSAs and cash settled RSUs was based on the closing share price on January 28, 2022 (the trading day immediately preceding the grant date).
(3)The Sculptor Operating Group D/E Unit Distributions column reflects cash distributions made to the Named Executive Officers with respect to their Group D Units and Group E Units. As part of the 2019 Recapitalization, current members of management (including the Named Executive Officers) agreed to give up distributions on their Sculptor Operating Group Units during the Distribution Holiday. Assuming distributions would have been made on Sculptor Operating Group Units at the same per unit rate as our Q1-Q4 2020, Q1-Q4 2021 and Q1-Q4 2022 dividends, (i) Mr. Levin gave up $10,378,148, $4,946,181 and $1,987,305 in 2020, 2021 and 2022, respectively, for an aggregate $17,311,634; (ii) Ms. Ritchea gave up $224,000 and $90,000 in 2021 and 2022, respectively, for an aggregate $314,000; (iii) Mr. Cohen gave up $2,197,335, $1,047,240 and $420,766 in 2020, 2021 and 2022, respectively, for an aggregate $3,665,341; and (iv) Mr. Levine gave up $352,500, $168,000 and $67,500 in 2020,

2021 and 2022, respectively, for an aggregate $588,000. Mr. Pollard only had one Sculptor Operating Group Unit in 2021 and 2022.
(4)The “Special Long-Term Awards – Value at Realization” column for 2022 reflects with respect to Mr. Levin, the vesting and payment of Class A Shares and cash with an aggregate value of $2,126,922 (based on the closing price on business day prior to vesting) in settlement of 245,603 2013 RSUs (and associated dividend equivalents accrued on such RSUs) vested on December 31, 2022, pursuant to the Levin Agreements. The “Special Long-Term Awards – Value at Realization” column for 2022 reflects with respect to Mr. Pollard, the vesting of 9,064 RSUs, inclusive of dividend equivalents accrued, on January 1, 2022.
(5)The “Other” column for 2022 includes: (i) $44,074 for medical insurance for Ms. Ritchea and each of Messrs. Levin, Cohen, and Levine, respectively, and $38,558 for Mr. Pollard; (ii) amounts paid on behalf of each Named Executive Officer with respect to their share of estate and tax preparation and planning services provided to our executive managing directors in the amounts of: $54,393 for Mr. Levin, $34,375 for Mr. Cohen, and $12,500 for each of Ms. Ritchea and Mr. Levine, respectively; (iii) with respect to Messrs. Levin and Cohen $133,806 and $41,334, respectively, attributable to a potential benefit for Mr. Levin and Mr. Cohen with respect to premiums paid on life insurance for Mr. Levin and Mr. Cohen for which the Company is the current beneficiary, but for which following April 14, 2026, each of Mr. Levin and Mr. Cohen has the right to cause the Company to transfer the applicable policy over to himself.
There were no amounts included for 2022 with respect to the Annual Fund Performance Payment to Mr. Levin or payments under the Partner Incentive Pool. Given the Annual Fund Performance Payment and payments under the Partner Incentive Pool are formulaic, non-discretionary and based entirely on the performance of certain Sculptor-managed funds, the Annual Fund Performance Payment and payments under the Partner Incentive Pool would have been included under “Other” rather than “Current Bonus” and “Deferred Bonus”. For further information concerning the Partner Incentive Pool, see “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Partner Incentive Pool” above.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report.
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
Submitted by the members of the Compensation Committee:
Marcy Engel, Chair
David Bonanno
Summary Compensation Table for 2022
The following table provides summary information concerning the compensation of our Named Executive Officers, which includes our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated employees who served as executive officers for the fiscal year ended December 31, 2022, and who were serving as executive officers at the end of such fiscal year.
As noted above, timing mismatches between the SEC manner of presenting compensation and the manner in which we present compensation in our table on page 47 leads to different amounts. For example, in the table below, Mr. Levin’s compensation is $48.9 million, of which we do not view the majority as being compensation for 2022. Rather, the $39.4 million stock award, the large majority of the total compensation, represents an equity award granted in January 2022, but paid in respect of the prior year’s service. In addition, the $5.5 million represents the vesting of DCIs awarded in prior years and does not represent a bonus for service in 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)		All Other Compensation ($)(17)	Total ($)
James S. Levin	2022	—	4,000,000	39,408,796	(4)	5,519,689	48,928,485
Chief Executive Officer & Chief Investment Officer, Executive Managing Director	2021	—	4,000,000	75,990,961	(5)	65,797,042	145,788,003
	2020	—	7,000,000	3,716,596	(6)	26,834,570	37,551,166

Dava Ritchea	2022	500,000	1,225,000	1,580,144	(7)	56,574	3,361,718
Chief Financial Officer, Executive Managing Director	2021	486,560	1,857,927	4,905,440	(8)	54,344	7,304,271

Wayne Cohen	2022	—	4,615,405	5,103,528	(9)	119,783	9,838,716
President, Chief Operating Officer, Executive Managing Director	2021	—	4,678,506	12,417,164	(10)	473,629	17,569,299
	2020	—	4,987,973	350,740	(11)	1,771,200	7,109,913

David Levine	2022	500,000	1,885,103	260,590	(12)	56,574	2,702,267
Chief Legal Officer, Executive Managing Director	2021	500,000	1,955,670	1,961,581	(13)	298,311	4,715,562
	2020	500,000	2,050,879	372,787	(14)	1,194,729	4,118,395

Hap Pollard	2022	500,000	788,700	155,261	(15)	38,558	1,482,519
Chief Accounting Officer, Executive Managing Director	2021	308,333	833,917	1,156,797	(16)	27,532	2,326,579

(1)The “Bonus” column for 2022 reflects: (i) 2022 annual cash bonuses paid to Ms. Ritchea, and Messrs. Cohen, Levine and Pollard pursuant to their respective partner agreements (including any quarterly advances taken on such bonuses); (ii) with respect to Mr. Levin, the 2022 quarterly advances paid pursuant to the Levin Agreements; and (iii) with respect to each of Ms. Ritchea and Messrs. Cohen, Levine, and Pollard, the vested portion of their respective annual bonus awarded in the form of DCIs under the DCI Plan paid in 2022. For further information concerning the respective Partner Agreements, see “—Compensation Discussion and Analysis—Partner Agreements” above.
The dollar amounts in the “Bonus” column for 2022 do not reflect the portion of the 2022 annual bonuses payable to Ms. Ritchea in the amount of $287,500, and each of Messrs. Levine, Cohen and Pollard in the amount of $293,750, $375,000 and $116,250, respectively, in each case, in the form of DCIs awarded under the DCI Plan. These amounts will be included in the Summary Compensation Table in the year that the DCIs are paid to the Named Executive Officer. For additional information regarding the DCIs, please see “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Deferred Cash Interests” above.
(2)The dollar amounts in the “Stock Awards” column do not reflect the value actually received by the Named Executive Officers, but instead represent the aggregate grant date fair value of newly issued stock awards and the incremental fair value of modified stock awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation (“ASC Topic 718”), disregarding the effect of estimated forfeitures. More information regarding the 2022 stock awards is shown in the “2022 Grants of Plan-Based Awards” table below. Also, see Note 13 to the audited financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 2022 for further information concerning the assumptions underlying our ASC Topic 718 calculations for equity awards. For RSU awards, the grant date fair value was calculated by multiplying the closing price of underlying Class A Shares on the last business day prior to the date of grant by the number of RSUs granted.
(3)Because the RSUs awarded to our Named Executive Officers in respect of their 2022 annual bonuses were granted in 2023, SEC disclosure rules do not require that they be reflected in the “Summary Compensation Table” or the “Grants of Plan-Based Awards” table below for fiscal year end 2022. We describe these grants in the “Executive and Director Compensation—Compensation Discussion and Analysis” section of this proxy statement.
(4)With respect to Mr. Levin, the amount shown in the “Stock Awards” column for 2022 represents the following grants: (i) $6,453,388 and $6,453,408 representing the grant of cash-settled RSUs and RSAs, respectively, in respect of Mr. Levin’s 2021 Annual Fund Performance Payment, both of which were granted on January 31, 2022; and (ii) $13,251,000 and $13,251,000 representing the grant date fair value of the 2021 one-time management equity grant of cash-settled RSUs and RSAs, respectively, granted on January 31, 2022.
(5)With respect to Mr. Levin, the amount shown in the “Stock Awards” column for 2021 represents the following grants: (i) $4,084,104 representing the grant date fair value of RSUs in respect of Mr. Levin’s 2020 Annual Fund Performance Payment, which were granted on January 31, 2021; (ii) $31,164,000 representing the grant date fair value of RSAs on December 17, 2021; (iii) $35,700,000 representing the grant date fair value of Group P-4 Units on December 17, 2021; and (iv) $5,042,857 representing the incremental fair value as a result of the cancellation of previously issued Group P Units and grant of additional Group P-4 Units and RSAs on December 17, 2021.
(6)With respect to Mr. Levin, the amount shown in the “Stock Awards” column for 2020 represents the grant date fair value of $3,716,596 representing the grant of RSUs in respect of Mr. Levin’s 2019 Annual Fund Performance Payment, which were granted on January 31, 2020.
(7)With respect to Ms. Ritchea, the amount shown in the “Stock Awards” column for 2022 represents the following grants: (i) $127,512 and $127,532 representing the grant of cash-settled RSUs and RSAs, respectively, in respect of Ms. Ritchea’s 2021 annual bonus, both of which were granted on January 31, 2022; and (ii) $662,550 and $662,550 representing the grant date fair value of the 2021 one-time management equity grant of cash-settled RSUs and RSAs, respectively, granted on January 31, 2022.
(8)With respect to Ms. Ritchea, the amount shown in the “Stock Awards” column for 2021 represents the grant date fair values of the following grants: (i) $1,610,000 of Group E-5 units in connection with Ms. Ritchea’s admission to the Sculptor Operating Group partnership granted on January 11, 2021; and (ii) $1,535,940 and $1,759,500, representing the grant of RSAs and Class P-4 Common Units, respectively, both of which were granted on December 17, 2021.
(9)With respect to Mr. Cohen, the amount shown in the “Stock Awards” column for 2022 represents the following grants: (i) $185,514 and $185,514 representing the grant of cash-settled RSUs and RSAs, respectively, in respect of Mr. Cohen’s 2021 annual bonus, both of which were granted on January 31, 2022; and (ii) $2,366,250 and $2,366,250 representing the grant date fair value of the 2021 one-time management equity grant of cash-settled RSUs and RSAs, respectively, granted on January 31, 2022.
(10)With respect to Mr. Cohen, the amount shown in the “Stock Awards” column for 2021 represents the following grants: (i) $448,473 representing the grant date fair value of RSUs in respect of Mr. Cohen’s 2020 annual bonus, which were granted on January 31, 2021; (ii) $4,003,624 representing the grant date fair value of RSAs granted on December 17, 2021; (ii) $4,586,354 representing the grant date fair value of Group P-4 Units on December 17, 2021;

and (iii) $3,378,713 representing the incremental fair value as a result of the cancellation of previously issued Group P Units and grant of additional Class P-4 Common Units and RSAs on December 17, 2021.
(11)With respect to Mr. Cohen, the amount shown in the “Stock Awards” column for 2020 represents the grant date fair value of $350,740 representing the grant of RSUs in respect of Mr. Cohen’s 2019 annual bonus, which were granted on January 31, 2020.
(12)With respect to Mr. Levine, the amount shown in the “Stock Awards” column for 2022 represents the grant date fair values of $130,295 and $130,295, representing the grants of cash-settled RSUs and RSAs, respectively, in respect of Mr. Levine’s 2021 annual bonus, both of which were granted on January 31, 2022.
(13)With respect to Mr. Levine, the amount shown in the “Stock Awards” column for 2021 represents the following grants: (i) $317,576 representing the grant date fair value of RSUs in respect of Mr. Levine’s 2020 annual bonus, which were granted on January 31, 2021; (ii) $648,716 representing the grant date fair value of RSAs on December 17, 2021; (iii) $743,147 representing the grant of Group P-4 Units on December 17, 2021; and (iv) $252,142 representing the incremental fair value as a result of the cancellation of previously issued Group P Units and grant of additional Class P-4 Common Units and RSAs on December 17, 2021.
(14)With respect to Mr. Levine, the amount shown in the “Stock Awards” column for 2020 represents the grant date fair value of $372,787 representing the grant of RSUs in respect of Mr. Levine’s 2019 annual bonus, which were granted on January 31, 2020.
(15)With respect to Mr. Pollard, the amount shown in the “Stock Awards” column for 2022 represents the following grants: (i) the grant date fair values of $77,613 and $77,632, representing the grants of cash-settled RSUs and RSAs, respectively, in respect of Mr. Pollard’s 2021 annual bonus, both of which were granted on January 31, 2022; and (ii) $16 of a Group E-6 Unit granted on February 15, 2022.
(16)With respect to Mr. Pollard, the amount shown in the “Stock Awards” column for 2021 represents the grant date fair value of $1,024,000 representing the grant of 50,000 RSUs on December 23, 2021 in connection with Mr. Pollard’s promotion and admission to the Sculptor Operating Group Partnership, in addition to $132,797 representing the grant date fair value of RSUs in respect of Mr. Pollard’s 2020 annual bonus, which were granted on January 31, 2021.
(17)With respect to Mr. Levin, the “All Other Compensation” column for 2022 reflects $5,287,416 of the vested portion of previous years’ annual bonus awarded in the form of DCIs under the DCI Plan paid in 2022. Given the Annual Fund Performance Payment and payments made under the Partner Incentive Pool are formulaic, non-discretionary and based entirely on the performance of certain Sculptor-managed funds, the Annual Fund Performance Payment has been included under “All Other Compensation” rather than “Bonus”. For further information concerning the Partner Incentive Pool, see “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Partner Incentive Pool” above.
In addition, “All Other Compensation” includes: (i) $44,074 for medical insurance for Ms. Ritchea and each of Messrs. Levin, Cohen, and Levine, respectively, and $38,558 for Mr. Pollard; (ii) amounts made on behalf of each Named Executive Officer with respect to their share of estate and tax preparation and planning services provided to our executive managing directors in the amounts of: $54,393 for Mr. Levin, $34,375 for Mr. Cohen, and $12,500 for each of Ms. Ritchea and Mr. Levine, respectively; and (iii) with respect to Messrs. Levin and Cohen $133,806 and $41,334 paid with respect to a term life insurance policy purchased by the Company in which the Company is the beneficiary, though for which for Mr. Levin and Mr. Cohen, respectively, has a right to convert into a personal life insurance policy in certain circumstances.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, the following table and disclosure provides additional information concerning the “relationship between the compensation actually paid” to our Principal Executive Officer (“PEO”) and our Named Executive Officers (“NEO”), as computed under SEC rules, compared to our Firm performance as well as our peers’ performance. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our Firm performance, please see the “Compensation Discussion and Analysis” above.

Year	Summary Compensation Table Total for:			Compensation Actually Paid to:		Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on:		Net (Loss) Income ($ in thousands)(7)	Distributable Earnings ($ in thousands)(8)
	James S. Levin(1)		Robert S. Shafir(1)	James S. Levin(2)	Robert S. Shafir(2)			Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)

2022	$48,928,485		N/A	$(29,625,639)	N/A	$4,346,305	$(347,201)	$48	$111	$(12,008)	$56,434
2021	145,788,003	(3)	12,668,873	170,105,512	27,202,166	6,491,056	7,698,747	114	127	(8,605)	82,811
2020	N/A		10,145,682	N/A	(4,901,331)	13,506,950	9,747,481	70	96	170,682	279,467
(1)Mr. Levin assumed the role of CEO, effective April 1, 2021. Mr. Shafir was our CEO until he withdrew from the Sculptor Operating Group effective April 1, 2021. The amounts reported in this column are the amounts of total compensation reported for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)The amounts reported in this column represent the amount of “compensation actually paid” to our PEOs and non-PEO NEOs (as an average), for each applicable year, as computed in accordance with Item 402(v) of Regulation S-K. Under SEC rules, the amounts shown below were deducted and added, as applicable, to total compensation as included in the “Summary Compensation Table Total” or “Average Summary Compensation Table Total for Non-PEO NEOs” columns, as applicable, set forth above to determine the “compensation actually paid” for the applicable fiscal year.

	2022		2021			2020
	James S. Levin	Non-PEO NEOs Average	James S. Levin	Robert S. Shafir	Non-PEO NEOs Average	Robert S. Shafir	Non-PEO NEOs Average
Summary Compensation Table (“SCT”) Total	$48,928,485	$4,346,305	$145,788,003	$12,668,873	$6,491,056	$10,145,682	$13,506,950
Amounts reported in the “Stock Awards” column of the SCT	(39,408,796)	(1,774,881)	(75,990,961)	—	(4,110,797)	(4,990,512)	(1,260,350)
Fair value (as of year end) of equity awards granted during the year that remain unvested at year end	18,523,368	837,420	76,993,231	—	4,499,467	3,694,086	902,682
Change in fair value (as of vesting date from prior year end) of previously-granted equity awards that vested during the year	(9,617,737)	(225,955)	12,951,131	9,483,227	551,243	925,895	395,617
Fair value (as of the vesting date) of equity awards that were granted and vested during the year	6,824	5	569,889	2,682,072	57,978	—	28,414
Change in fair value (as of year end from prior year end) of previously-granted equity awards that remain unvested at year end	(48,057,783)	(3,530,095)	9,794,219	2,368,000	416,903	(14,676,482)	(3,825,832)
Fair value (as of the end of the prior year) of previously-granted equity awards that failed to meet vesting conditions in the year	—	—	—	(6)	(207,103)	—	—
Compensation Actually Paid(i)	$(29,625,639)	$(347,201)	$170,105,512	$27,202,166	$7,698,747	$(4,901,331)	$9,747,481
(i) Reflects adjustments to the value of stock awards as captioned in each line item above and calculated in accordance with ASC 718 and SEC rules under Item 402(v). Refer to Note 2 and Note 13 in our Annual Report on Form 10-K for the year ended December 31, 2022 for further information regarding the fair value measurement of our equity awards. The valuation assumptions used to calculate fair values did not materially differ from those used in our disclosures of fair values as of the grant date.

(3)This number, which feeds into the Compensation Actually Paid amount, contains approximately $76 million in an equity award subject to rigorous performance vesting and service requirements, which was designed to cover a multi-year period and serves as Mr. Levin’s sole compensation for service as Chief Executive Officer.
(4)The amounts reported in this column are the average amounts of total compensation reported for each corresponding year in the “Total” column of the Summary Compensation Table for our non-PEO Named Executive Officers as a group. The non-PEO Named Executive Officers included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022: Wayne Cohen, David Levine, Hap Pollard, and Dava Ritchea, (ii) for 2021: Wayne Cohen, David Levine, Hap Pollard, Dava Ritchea and Thomas Sipp, and (iii) for 2020: Wayne Cohen, James Levin, David Levine and Thomas Sipp.
(5)Total Shareholder Return (“TSR”) assumes $100 was invested in our Class A common stock for the period starting December 31, 2019 through December 31 of the applicable year.
(6)The Peer Group TSR utilizes the S&P 500 Financials Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2022. The Peer Group TSR assumes $100 was invested in the S&P 500 Financials Index for the period starting December 31, 2019 through December 31 of the applicable year.
(7)The amounts reported in this column represent the amount of net income or loss reported in our Annual Report on Form 10-K for the applicable fiscal year.
(8)Our company selected measure is Distributable Earnings (“DE”). DE is a non-GAAP measure of operating performance, management uses DE to evaluate the financial performance of the company and make operating decisions, as well as to determine the earnings available to distribute as dividends. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see our Annual Report filed on Form 10-K for the year ended December 31, 2022, dated March 3, 2023 and our annual report on Form 10-K for the year ended December 31, 2021, dated February 25, 2022, as well as our Earnings Press Release for the Fourth Quarter of 2022, filed on Form 8-K, dated February 28, 2023.
Narrative Disclosure to Pay versus Performance
For 2022, “Compensation Actually Paid” (“CAP”) to James S. Levin (our “Current PEO”) was $(29.6) million and Average CAP to Non-PEO NEOs was $(347) thousand. The negative CAP amounts are primarily driven by a decrease in the value of previously granted equity awards, generally aligned with the a decrease in the Company’s stock price during the year. Moreover, no Annual Fund Performance Payment was paid to Mr. Levin (which amount is formulaic, based on fund performance, and generally non-discretionary), which aligned with lower Distributable Earnings for the year. For 2022, the Company incurred a Net Loss of $12.0 million and generated Distributable Earnings of $56.4 million, both of which were lower than in 2021 and contributed to the lower CAP for our named executive officers.
In 2021, Robert S. Shafir (the “Prior PEO”) withdrew from the Sculptor Operating Group. In connection with the Prior PEO’s resignation, Mr. Levin, the Current PEO and at the time CIO, was promoted in April 2021 to CEO, serving both as the Company’s CEO and CIO. The 2021 CAP for our Current PEO was $170.1 million, comprised of (i) $77.0 million fair value of equity awards granted during 2021, primarily driven by a $70.0 million increase in value of the one-time grant of Performance Shares, which are intended to compensate the Current PEO in his capacity as CEO over the next several years and conditioned upon satisfaction of service-based and rigorous TSR performance-based vesting conditions, (ii) $22.7 million attributable to an increase in fair value of awards granted in prior years, and (iii) $69.8 million attributable to the 2021 Annual Fund Performance Payment for his role as CIO (which is formulaic, based on fund performance and generally non-discretionary), as well as vesting of DCIs issued in respect of prior year performance. For 2021, CAP for the Prior PEO was $27.2 million consisting of (i) amounts paid in connection with his separation of employment and (ii) the amounts recognized in connection with the vesting of certain equity awards, as well as the increase in value of outstanding equity awards. The 2021 Average CAP to Non-PEO NEOs was $7.7 million. As noted above, the majority of the CAP is tied to increase in the value of awards granted to our named executive officers, which aligned with the Company’s increase in stock price for the year. Average CAP to Non-PEO NEOs was lower in 2021 versus the prior year as both Net Income and Distributable Earnings were lower in 2021 versus the prior year. In 2021, the Company had a Net Loss of $8.6 million and Distributable Earnings of $82.8 million. Notwithstanding the foregoing, the 2021 CAP for our Current PEO, Prior PEO and Non-PEO NEOs reflect the impact of material non-recurring items, including for our Current PEO and Non-PEO NEOs, the grant of multi-year long-term performance-based incentive awards, which makes challenging a comparison of CAP against TSR, Net Income and Distributable Earnings in 2021.

For 2020, the Company had a strong earnings year with Net Income of $170.7 million and Distributable Earnings of $279.5 million, but suffered stock price depreciation of (30)%. A significant portion of the Prior PEO’s compensation was equity-based and non-discretionary, and therefore, despite strong Net Income and Distributable Earnings relative to prior years, his CAP in 2020 was $4.9 million, which reflects the impact of the Company’s TSR on our stock price. Average CAP to Non-PEO NEOs was $9.7 million, in alignment with the Company’s strong positive Net Income and Distributable Earnings for the year, which offset the impact of the Company’s negative TSR.
The Company primarily competes with privately held alternative asset managers and there are a limited number of directly comparable publicly-traded alternative asset managers, which lead to the selection of the S&P 500 Financials Index as the peer group. From 2021 to 2022, the Company’s TSR underperformed its S&P 500 Financials Index peer group. 2022 was one of the most volatile years on record for the financial markets since 2008 and this had a greater impact on the Company versus others included in the S&P 500 Financials Index. From 2020 to 2021, the Company’s TSR outperformed its S&P 500 Financials Index peer group. From 2019 to 2020, the Company’s TSR underperformed its S&P 500 Financials Index peer group.
Tabular List of Most Important Performance Measures
The following provides a list of the performance measures that we believe are the most important performance measures used to link compensation actually paid to Company performance for the year ended December 31, 2022. This list is in accordance with Item 402(v) of Regulation S-K to provide information on performance measures used by the Compensation Committee to determine NEO compensation. For more information, see the Compensation Discussion and Analysis above.
•Distributable Earnings
•Gross Fund Returns
•Incentive Income
•AUM
•TSR

2022 Grants of Plan-Based Awards
This section provides additional information about the equity awards that were granted in 2022.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant-Date Fair Value of Stock Awards($)(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
James S. Levin	1/31/2022	—	—	—	340,908	6,453,388	(2)
	1/31/2022	—	—	—	340,909	6,453,408	(3)
	1/31/2022	—	—	—	700,000	13,251,000	(4)
	1/31/2022	—	—	—	700,000	13,251,000	(5)
Dava Ritchea	1/31/2022	—	—	—	6,736	127,512	(2)
	1/31/2022	—	—	—	6,737	127,532	(3)
	1/31/2022	—	—	—	35,000	662,550	(4)
	1/31/2022	—	—	—	35,000	662,550	(5)
Wayne Cohen	1/31/2022	—	—	—	9,800	185,514	(2)
	1/31/2022	—	—	—	9,800	185,514	(3)
	1/31/2022	—	—	—	125,000	2,366,250	(4)
	1/31/2022	—	—	—	125,000	2,366,250	(5)
David Levine	1/31/2022	—	—	—	6,883	130,295	(2)
	1/31/2022	—	—	—	6,883	130,295	(3)
Hap Pollard	1/31/2022	—	—	—	4,100	77,613	(2)
	1/31/2022	—	—	—	4,101	77,632	(3)
	2/15/2022	—	—	—	1	16	(6)
(1)These dollar amounts do not represent the value of compensation actually received in 2022. Instead, the amounts reflect the grant date fair value of the equity awards granted for newly issued awards. The fair value of the awards in each case was computed in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures. See Note 13 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for further information concerning the assumptions underlying our ASC Topic 718 calculations for equity awards. For RSU and RSA awards, the grant date fair value was calculated by multiplying the closing price of the underlying Class A Shares on the last business day prior to the date of grant by the number of RSUs or RSAs granted.
(2)The amounts shown represent the grant of RSUs to Mr. Levin in respect of the 2021 Annual Fund Performance Payment and to Ms. Ritchea and Messrs. Cohen, Levine, and Pollard in respect of their 2021 annual bonuses, which vest in equal installments on each of January 1, 2023, January 1, 2024, and January 1, 2025. Each of the RSUs granted represents a right to receive the cash value of one Class A Share on the applicable vesting date.
(3)The amounts shown represent the grant of service-based RSAs to Mr. Levin in respect of the 2021 Annual Fund Performance Payment and to Ms. Ritchea and Messrs. Cohen, Levine, and Pollard in respect of their 2021 annual bonuses, which vest in equal installments on each of January 1, 2023, January 1, 2024, and January 1, 2025.
(4)The amounts shown represent the one-time management equity grant of RSUs to Mr. Levin, Ms. Ritchea and Mr. Cohen, which vest in equal installments on each of January 1, 2023, January 1, 2024, and January 1, 2025, generally subject to the NEO’s continued employment through such date. Each of the RSUs granted represents a right to receive the cash value of one Class A Share on the applicable vesting date.
(5)The amounts shown represent the one-time management equity grant of service-based RSAs to Mr. Levin, Ms. Ritchea and Mr. Cohen, which vest in equal installments on each of January 1, 2023, January 1, 2024, and January 1, 2025, generally subject to the NEO’s continued employment through such date.
(6)The amount shown represents the grant of an E-6 Unit, which vested upon issuance.

Outstanding Equity Awards at Fiscal Year End 2022
The following table summarizes the equity awards made to our Named Executive Officers that were outstanding and had not vested as of December 31, 2022. The dollar amounts shown in the table below do not reflect the value of compensation actually received by the Named Executive Officers, but instead are calculated by multiplying the number of unvested equity units held by the Named Executive Officers by the closing price of $8.66 per Class A Share on December 30, 2022, (the last trading day of the fiscal year) and based on a third-party valuation on December 31, 2022, for unvested Performance-based RSAs, P-4 Units, Group E-2 and E-5 Units.

	Stock Awards
Name	Number of Shares, Units or Other Rights That Have Not Vested(#)		Market Value of Shares, Units or Other Rights That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James S. Levin	2,388,995	(2)	20,688,697	1,542,858	(1)	13,361,150
Dava Ritchea	285,559	(3)	1,913,937	69,000	(1)	597,540
Wayne Cohen	366,711	(4)	2,998,664	275,572	(1)	2,386,454
David Levine	35,370	(5)	306,304	36,286	(1)	314,237
Hap Pollard	67,660	(6)	585,936	—		—

(1)For each of Ms. Ritchea and Messrs. Cohen, Levin and Levine, the amount shown represents the Performance Shares awarded in December 2021 that would be eligible to vest upon the performance condition of 25% and 66% for RSAs and P-4 units, respectively, being achieved. The Performance Shares vest if: (i) the executive managing director satisfies the Performance Share Performance Condition, in which case the Performance Shares vest on each of the third, fourth, and fifth anniversaries of the grant date, and (ii) satisfaction of the Performance Share Performance Condition, which is satisfied in seven tranches upon the achievement of total shareholder return thresholds as described more fully in “Executive Officer Incentive Compensation Programs—Performance Shares” above.
(2)The amount shown represents: (i) 63,894 unvested RSUs granted to Mr. Levin in respect of his 2019 Annual Fund Performance Payment, which vested on January 1, 2023; (ii) 191,066 RSUs granted to Mr. Levin, which vest in equal installments on each of January 1, 2023 and January 1, 2024; (iii) 1,067,017 RSUs granted to Mr. Levin, which vest in equal installments on each of January 1, 2023, January 1, 2024 and January 1, 2025; and (iv) 1,067,018 Restricted Class A Shares, which vest, subject to certain limited exceptions, in equal installments on January 1, 2023, January 1, 2024 and January 1, 2025. The number of RSUs and RSAs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs and RSAs. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.
(3)The amount shown represents: (i) 42,779 unvested RSUs granted to Ms. Ritchea, which vest in equal installments on January 1, 2023, January 1, 2024, and January 1, 2025; (ii) 200,000 unvested Group E-5 Units, which will vest in equal installments on each of December 31, 2023, December 31, 2024 and December 31, 2025; and (iii) 42,780 Restricted Class A Shares, which vest, subject to certain limited exceptions, in equal installments on January 1, 2023, January 1, 2024 and January 1, 2025. The number of RSUs and RSAs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs and RSAs.
(4)The amount shown represents: (i) 165,185 unvested RSUs granted to Mr. Cohen, 138,180 of which vest in equal installments on January 1, 2023, January 1, 2024 and January 1, 2025, 16,517 of which vested on January 1, 2023, and 10,488 of which will vest on January 1, 2024; (ii) 63,346 unvested Group E-2 Units, which vested on March 1, 2023; and (iii) 138,180 Restricted Class A Shares, which vest, subject to certain limited exceptions, in equal installments on January 1, 2023, January 1, 2024 and January 1, 2025. The number of RSUs and RSAs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs and RSAs.
(5)The amount shown represents: (i) 28,315 unvested RSUs granted to Mr. Levine, 6,406 of which vested on January 1, 2023, 14,854 of which vest in equal installments on January 1, 2023 and January 1, 2024, and 7,055 of which vest in equal installments on January 1, 2023, January 1, 2024 and January 1, 2025; and (ii) 7,055 Restricted Class A Shares, which vest, subject to certain limited exceptions, in equal installments on January 1, 2023, January 1, 2024 and January 1, 2025. The number of RSUs and RSAs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs and RSAs.

(6)The amount shown represents: (i) 63,457 unvested RSUs granted to Mr. Pollard, 1,794 of which vested on January 1, 2023, 6,209 of which vest in equal installments on each of January 1, 2023 and January 1, 2024, 51,253 of which vest in equal installments on each of January 1, 2023, January 1, 2024, January 1, 2025, and January 1, 2026, and 4,201 of which vest in equal installments on each of January 1, 2023, January 1, 2024 and January 1, 2025; and (ii) 4,203 Restricted Class A Shares, which vest, subject to certain limited exceptions, in equal installments on January 1, 2023, January 1, 2024 and January 1, 2025. The number of RSUs and RSAs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs and RSAs.
Stock Vested in 2022
The following table shows the number of equity awards that vested in 2022, and the fair value of such awards, held by the Named Executive Officers. The amounts shown in the second column below are calculations of the number of equity units that vested during 2022 based on the closing price of our Class A Shares on the date of vesting for RSUs, and based on a third-party valuation on the date of vesting for Group E-1 and E-2 Units.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)
James S. Levin	1,530,009	(1)	13,159,191
Dava Ritchea	—		—
Wayne Cohen	149,196	(2)	1,404,314
David Levine	74,380	(3)	844,263
Hap Pollard	13,850	(4)	295,692

(1)Represents the vesting of 433,172 RSUs, 156,850 of which vested on January 1, 2022, 30,719 of which vested on January 31, 2022, and 245,603 of which vested on December 31, 2022, (including dividend equivalent units accrued as of the date of vesting) and 1,096,837 Group E-1 Units which vested on December 31, 2022.
(2)Represents the vesting of 19,222 RSUs on January 1, 2022 (including dividend equivalent units accrued as of the date of vesting), 66,666 Group E-1 Units which vested on December 31, 2022, and 63,308 Group E-2 Units which vested on March 1, 2022.
(3)Represents the vesting of 24,380 RSUs on January 1, 2022, (including dividend equivalent units accrued as of the date of vesting) and 50,000 Group E-1 Units which vested on December 31, 2022.
(4)Represents the vesting of 13,849 RSUs on January 1, 2022 (including dividend equivalent units accrued as of the date of vesting) and 1 Group E-6 Unit which vested on February 15, 2022.
Potential Payments Upon Termination or Change in Control
Our Named Executive Officers are eligible to receive the following cash payments upon his or her termination or a change of control of the Company, assuming that the triggering event took place on December 31, 2022. For a description of the vesting and the forfeiture conditions applicable to the Group Units held by the Named Executive Officers, please refer to “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Incentive Units.”

Mr. Levin. If on December 31, 2022, Mr. Levin had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Levin Agreements, in addition to his Annual Fund Performance Payment earned for the fiscal year ended December 31, 2022, to the extent not yet paid, his RSUs, RSAs and DCIs awarded with respect to each year’s Annual Fund Performance Payment would continue to vest (or, if Mr. Levin were terminated without cause within twelve (12) months of a Change of Control, then such amounts would fully vest). On December 31, 2022, those RSUs, RSAs (inclusive of dividend equivalents accrued on any such RSUs/RSAs) and DCIs, that would be subject to such continued or accelerated vesting had a market value of $40,673,184. In addition, pursuant to the Levin Agreements, the Sculptor Operating Group entities may elect to make a $30,000,000 payment to Mr. Levin payable in installments over a 24-month period in exchange for an increase in the duration of his non-compete period to two (2) years (from one (1) year) following the date of his withdrawal without cause or in connection with a resignation following a change in control in which his role as CEO is not continued. Finally, in connection with a withdrawal without cause or a Change in Control, Mr. Levin’s Performance Shares would be subject to the treatment described in further detail above in “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Program—

Performance Shares.” Upon a withdrawal without cause those Performance Shares that would be subject to continued performance vesting conditions had a market value of $15,070,629 and upon a Change in Control those Performance Shares that would be subject to accelerated vesting had a market value of $6,279,429 and those Performance Shares that would be subject to continued performance vesting conditions had a market value of $18,838,286 (valuing the Performance Shares as of December 31, 2022).

Ms. Ritchea. If on December 31, 2022, Ms. Ritchea had been subject to a withdrawal without cause, then, subject to her execution of a general release of claims and compliance with the restrictive covenants set forth in the Ritchea Agreements, (i) any RSUs, RSAs or DCIs granted in respect of Ms. Ritchea’s annual bonus will remain outstanding and continue to vest on the applicable vesting date (or if Ms. Ritchea is terminated without cause within twelve (12) months following any Change in Control, RSUs, RSAs and DCIs would fully vest), (ii) her Group E Units would be forfeited and (iii) her Performance Shares would be subject to the treatment described in further detail above in “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Program—Performance Shares” On December 31, 2022, these RSUs, RSAs (inclusive of dividend equivalents accrued thereon) and DCIs had a market value of $994,576. Upon a withdrawal without cause those Performance Shares that would be subject to continued performance vesting conditions had a market value of $673,992 and upon a Change in Control those Performance Shares that would be subject to accelerated vesting had a market value of $280,830 and those Performance Shares that would be subject to continued performance vesting conditions had a market value of $842,490 (valuing the Performance Shares as of December 31, 2022). In addition, upon a Change in Control, the Group E Units held by Ms. Ritchea would fully vest (valued at $1,172,996 as of December 31, 2022).

Mr. Cohen. If on December 31, 2022, Mr. Cohen had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Cohen Agreements, (i) any RSUs, RSAs or DCIs granted in respect of Mr. Cohen’s annual bonus will remain outstanding and continue to vest on the applicable vesting date (or if Mr. Cohen is terminated without cause within twelve (12) months following any Change in Control, the RSUs, RSAs and DCIs would fully vest), (ii) his remaining Group E-2 Units would vest and (ii) his Performance Shares would be subject to the treatment described in further detail above in “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Program—Performance Shares” On December 31, 2022, these RSUs, RSAs (inclusive of dividend equivalents accrued thereon), DCIs and Group E Units had a market value of $3,806,207. Upon a withdrawal without cause those Performance Shares that would be subject to continued performance vesting conditions had a market value of $2,691,782 and upon a Change in Control those Performance Shares that would be subject to accelerated vesting had a market value of $1,121,576 and those Performance Shares that would be subject to continued performance vesting conditions had a market value of $3,364,727 (valuing the Performance Shares as of December 31, 2022).

Mr. Levine. If on December 31, 2022, Mr. Levine had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Levine Agreements, (i) any RSUs, RSAs or DCIs granted in respect of Mr. Levine’s annual bonus will remain outstanding and continue to vest on the applicable vesting date (or if Mr. Levine were terminated without cause within twelve (12) months following any Change in Control, the RSUs, RSAs and DCIs would fully vest), and (ii) his Performance Shares would be subject to the treatment described in further detail above in “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Program—Performance Shares” On December 31, 2022, these RSUs, RSAs (inclusive of dividend equivalents accrued thereon) and DCIs had a market value of $915,093. Upon a withdrawal without cause those Performance Shares that would be subject to continued vesting had a market value of $354,439 and upon a Change in Control those Performance Shares that would be subject to continued or accelerated vesting had a market value of $147,683 and those Performance Shares that would be subject to continued performance vesting conditions had a market value of $443,048 (valuing the Performance Shares as of December 31, 2022).

Mr. Pollard. If on December 31, 2022, Mr. Pollard had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Pollard Agreements, any unvested RSUs held by Mr. Pollard in respect of his partnership admission grant would continue to vest and become nonforfeitable on the date they would otherwise have vested. In addition, any RSUs, RSAs or DCIs granted in respect of Mr. Pollard’s annual bonus, or otherwise, will remain outstanding and continue to vest on the applicable vesting date, in each case, subject to Mr. Pollard’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Pollard Agreements. On December 31, 2022, these RSUs, RSAs (inclusive of dividend equivalents accrued thereon) and DCIs had a market value of $856,796.
Chief Executive Officer Compensation and Median Employee Compensation
In 2015, pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer.

Our median employee’s 2022 annual total compensation was $243,652. Our Chief Executive Officer’s 2022 annual total compensation, as reported in the Summary Compensation Table above, was $48,928,485. Based on this information, the ratio of the annual total combined compensation (for his role as CEO and CIO) of Mr. Levin to the annual total compensation of our median employee for 2022 was estimated to be 201 to one.
The pay ratio provided above is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. We identified our median employee by examining the 2022 total compensation consisting of base salary (including overtime pay), annual cash bonus amounts and deferred compensation (reflecting the compensation granted in the form of equity awards and DCIs), in each case, earned or awarded in respect of services performed in 2022 for our global employee population, excluding our Chief Executive Officer, as of December 31, 2022. We included all of our employees, whether employed on a full-time, temporary or part-time basis. We did not make any assumptions, adjustments (including cost-of-living adjustments) or use any estimates in determining total compensation. After identifying the median employee based on total compensation, we calculated the annual total compensation for such employee using the same methodology we use for our named executive officers as required to be set forth in the Summary Compensation Table included in this proxy statement.
Director Compensation
Director compensation is set by the Board based upon the recommendation of the Compensation Committee. The Compensation Committee periodically reviews the compensation of the independent directors in light of current industry conditions and compensation practices.
Upon his or her initial election to the Board, an independent director generally receives a prorated portion of the annual compensation the incumbent independent directors are entitled to receive. Incumbent independent directors receive annual equity-based compensation or DCIs, and cash compensation. At the beginning of each year, each incumbent independent director receives a grant of RSUs or DCIs with a value of $125,000, and the Chairperson of the Board receives an additional grant of RSUs with a value of $65,000. The RSUs and DCIs vest on the first anniversary of the date of grant. With respect to each vested RSU, the independent director receives one Class A Share on or before the third business day following the independent director’s departure from our Board of Directors. With respect to each DCI Award, the independent director receives the DCI balance shortly following the independent director’s departure from our Board of Directors.
An annual cash retainer of $95,000 is paid in quarterly installments to each incumbent independent director. In addition, our Chairperson of the Board and the chairs of the committees of our Board receive additional annual cash retainers as follows: the Chairperson of the Board receives $45,000, the chairs of the Audit Committee and the Committee on Corporate Responsibility and Compliance each receive $20,000 and the chairs of the Nominating, Corporate Governance and Conflicts Committee and the Compensation Committee each receive $10,000.
Directors who are members of management (including Mr. Levin and Mr. Cohen, who are Named Executive Officers) do not receive any compensation with respect to their services as a director. All directors are reimbursed for reasonable costs and expenses incurred in attending meetings of the Board.
The following table sets forth the total cash and equity-based compensation paid to our independent directors for their service on the Board and its committees during 2022:

Name	Fees Earned or Paid in Cash($)(1)(2)	Stock Awards ($)(3)(4)	Total($)
David W. Bonanno	105,000	135,567	240,567
Marcy Engel	250,000	208,062	458,062
Charmel Maynard	155,000	134,353	289,353
Bharath Srikrishnan	115,000	—	115,000
J. Morgan Rutman(4)	23,750	132,519	156,269

(1)Amounts in this column include all cash retainers and fees for committee assignments and meetings paid to our non-employee directors in 2022.

(2)For each of Ms. Engel and Mr. Maynard, the amount shown includes $80,000 and $60,000, respectively, as compensation for their services in 2022 on the special committee formed by the Board to explore potential interest from third parties in a transaction with the Company that maximizes value for shareholders.
(3)The dollar amounts in this table do not reflect cash or other compensation actually received by the independent directors, but instead represent the aggregate grant-date fair value of RSU awards calculated in accordance with ASC Topic 718. For RSU awards, the grant date fair value was calculated by multiplying the closing price of the underlying Class A Shares on the last business day prior to the date of grant by the number of RSUs granted. See Note 13 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, for further information concerning the assumptions underlying our ASC Topic 718 calculations for RSUs. Each director who was a director as of January 3, 2022, other than Mr. Srikrishnan, received a grant of 6,207 RSUs (9,434 RSUs for Ms. Engel) on January 3, 2022. A director shall receive one Class A Share on or before the third business day following the director’s departure from the Board of Directors. As of December 31, 2022, the aggregate number of RSUs, including dividend equivalent units granted thereon, held by each independent director was as follows: 12,533 for Mr. Bonanno; 51,284 for Ms. Engel; and 7,601 for Mr. Maynard.
(4)Mr. Rutman resigned from the Board of Directors on January 30, 2022 and forfeited the RSUs awarded to him on January 3, 2022.

Equity Compensation Plan Information
The following table summarizes the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2) (excluding securities reflected under column(a)) (c)
Equity Compensation Plans Approved by Shareholders	28,539,645		6,174,870
Equity Compensation Plans Not Approved by Shareholders	—		—
Total	28,539,645		6,174,870
(1)Represents RSUs and Group E Units. Because the RSUs and Group E Units each have no exercise price, the weighted-average exercise price calculation is zero.
(2)Includes shares available for issuance under the 2022 Equity Plan and the 2013 Equity Plan. No new shares will be available for issuance under the 2013 Equity Plan effective May 7, 2023, but the 2013 Equity Plan will continue to govern the terms of the equity awards granted thereunder. The number of Class A Shares reserved under the 2022 Equity Plan is also subject to adjustment in the event of a share split, share dividend, or other change in our capitalization. Generally, awards that are forfeited or canceled under the 2022 Equity Plan or 2013 Equity Plan will be available for future grants under the 2022 Equity Plan.

CERTAIN MATTERS AND RELATED PERSON TRANSACTIONS
A number of organizational documents and agreements set forth our internal capital, organizational and governance structures, including the terms of interests in the Sculptor Operating Group owned by our executive managing directors, payments due to our executive managing directors pursuant to those interests and other contractual rights. These documents and agreements include the Limited Partnership Agreements of the Sculptor Operating Group entities, the Class A Unit Exchange Agreement, the Class P Unit Exchange Agreement, the Registration Rights Agreements, the Tax Receivable Agreement, the Expense Allocation Agreement, the Indemnification Agreements and the partner agreements with our executive managing directors. Pursuant to these agreements, we may make payments to related persons or engage in transactions that are deemed “Interested Transactions” under our Related Person Transaction Policy (the “Policy”). During 2022, there were no Interested Transactions under the Policy except for those described below under “Related Person Transactions.”
Policy on Transactions and Arrangements with Related Persons
The Board has adopted a written Related Person Transaction Policy that is administered by our Nominating, Corporate Governance and Conflicts Committee and applies to any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has or will have a direct or indirect material interest (any such transaction or series of transactions an “Interested Transaction”).
Under the Policy, all Interested Transactions with a related person are subject to pre-approval or ratification by the Nominating, Corporate Governance and Conflicts Committee. The Policy requires a related person to promptly disclose to the Chief Legal Officer any Interested Transaction as well as all material facts about the transaction. The Chief Legal Officer will then assess and notify the Nominating, Corporate Governance and Conflicts Committee of the material facts of any Interested Transaction that requires the Committee’s pre-approval. In addition, the Board has delegated authority to the Chair of the Nominating, Corporate Governance and Conflicts Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1.0 million. Moreover, the Nominating, Corporate Governance and Conflicts Committee has considered and adopted standing pre-approvals under the Policy for limited transactions with related persons that are or may be considered to be “Interested Transactions.” Such pre-approved transactions include: (i) business transactions with other companies at which a related person’s only relationship is as an employee (other than an executive officer), director or less-than ten percent (10%) beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and our Director Independence Standards; (ii) charitable contributions to organizations where a related person’s only relationship is as an employee (other than an executive officer) or director if the aggregate amount involved does not exceed the greater of $1.0 million or two percent (2%) of the organization’s total annual revenues; (iii) transactions required or permitted under our organizational documents and agreements entered into in connection with our IPO in November 2007; and (iv) investments by one of our executive managing directors or any immediate family member in any of our funds.
A summary of any new transactions pre-approved by the Chair or pursuant to the Policy is provided to the full Nominating, Corporate Governance and Conflicts Committee for its review in connection with each regularly scheduled Committee meeting. If we become aware of an existing Interested Transaction that has not been pre-approved under this policy, we will provide relevant information to the Nominating, Corporate Governance and Conflicts Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our Policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.
Related Person Transactions
Tax Receivable Agreement
During the year ended December 31, 2022, the Company made payments totaling $7.4 million to certain trusts related to Daniel S. Och pursuant to the tax receivable agreement we executed with our executive managing directors and the Ziffs in connection with our IPO (the “Tax Receivable Agreement”).

CERTAIN AGREEMENTS OF THE REGISTRANT AND THE SCULPTOR OPERATING GROUP ENTITIES
2020 Credit Agreement
On September 25, 2020, Sculptor Capital LP, as borrower, (the “Borrower”), and certain other subsidiaries of the Company, as guarantors, entered into a credit and guaranty agreement (the “2020 Credit Agreement”), consisting of the 2020 Term Loan and 2020 Revolving Credit Facility. Through December 2022, the Company voluntarily prepaid an aggregate of $225.0 million of the 2020 Term Loan, leaving a balance of $95.0 million, which is due at maturity. The Company has not drawn down on the 2020 Revolving Credit Facility. The 2020 Term Loan and the 2020 Revolving Credit Facility mature on the seventh and sixth anniversary, respectively, of the initial funding of the 2020 Term Loan, which occurred on November 13, 2020 (the “Closing Date”).

Borrowings under the 2020 Credit Agreement bear interest at a per annum rate equal to, at the Company’s option, one, two, three or six month LIBOR (subject to a 0.75% floor) plus 6.25%, or a base rate (subject to a 1.75% floor) plus 5.25%. The Borrower is also required to pay an undrawn commitment fee at a rate per annum equal to 0.50% of the undrawn portion of the 2020 Revolving Credit Facility. The 2020 Term Loan amortizes in equal quarterly installments in aggregate annual amounts equal to 0.75% of the original principal amount of the 2020 Term Loan; however, as a result of the prepayment in January 2021, no additional amortization payments will be due until maturity. The 2020 Credit Agreement contains customary prepayment provisions.

Certain prepayments of the 2020 Term Loan are subject to a prepayment premium (the “Call Premium”) equal to (a) prior to the second anniversary of the Closing Date, a customary “make-whole” premium equal to the present value of all required interest payments that would be due from the date of prepayment through and including the second anniversary of the Closing Date plus a premium of 3.0% of the principal amount of loans prepaid, (b) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, a premium of 3.0% of the principal amount of loans prepaid, (c) on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, a premium of 2.0% of the principal amount of loans prepaid and (d) thereafter, 0%. On June 21, 2021, the Company entered into a letter agreement amending the 2020 Credit Agreement to increase the amount of voluntary prepayments for which the Call Premium shall not apply from $175.0 million to $225.0 million in exchange for an amendment fee of $1.75 million. As such, no Call Premium was due on the first $225.0 million prepaid by the Company.

The 2020 Credit Agreement prohibits the total fee-paying assets under management, subject to certain exclusions, of the Borrower, the guarantors and their consolidated subsidiaries as of the last day of any fiscal quarter to be less than $20.0 billion. The 2020 Credit Agreement contains customary events of default for a transaction of this type, after which obligations under the 2020 Credit Agreement may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Borrower, the guarantors or any of the material subsidiaries of the foregoing after which the obligations under the 2020 Credit Agreement become automatically due and payable.
In connection with the 2020 Credit Agreement, the Company issued warrants to purchase 4,338,015 Class A Shares to Delaware Life. The warrants have a ten (10)-year term from the Closing Date and an exercise price per share equal to $11.93. In lieu of making a cash payment otherwise contemplated upon exercise, the holder may exercise the warrants in whole or in part to receive a net number of Class A Shares. In addition, one of the warrants provides that, upon exercise in whole or in part by the holder, the Company may decide in its sole discretion whether the holder’s exercise of such warrant will be settled by delivery of Class A Shares (which shares may be reduced to a net number of Class A Shares in accordance with the procedure described in the preceding sentence) or by the Company’s payment to the holder of an amount in cash equal to the Black-Scholes value as provided for in the applicable warrant agreement. The exercise price is subject to reduction by an amount equal to any dividends paid on Class A Shares. The warrants provide for customary adjustments in the event of a stock split, stock dividend, recapitalization or similar event. If the Company undergoes a change of control prior to the expiration date, the holder will have the right to require the Company to repurchase any remaining portion of the warrants not yet exercised at their Black-Scholes value as provided for in the applicable agreement. The warrants restrict transfers and other dispositions for eighteen (18) months from the Closing Date, subject to certain exceptions.

MISCELLANEOUS INFORMATION
Shareholder Proposals and Director Nominations
To be considered for inclusion in our proxy statement for the 2024 Annual Meeting, shareholder proposals must be received at our offices no later than December 29, 2023 (as calculated pursuant to Rule 14a-8 under the Exchange Act). Proposals must comply with Rule 14a-8 and must be submitted in writing to Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.
As more specifically provided for in our Bylaws, in order for a Shareholder to introduce a Shareholder proposal or nominate a director candidate from the floor of the 2024 Annual Meeting, the Shareholder must deliver such proposal or nomination in writing to our Secretary at the above address not earlier than December 29, 2023, and no later than January 29, 2024. If the date of the 2024 Annual Meeting is held on a date that is more than 30 days from the anniversary of the 2023 Annual Meeting, then any such proposal or nomination must be received no later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made. In addition, if the number of directors to be elected to the Board of Directors at the 2023 Annual Meeting is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board by at least January 29, 2024, then any nomination with respect to nominees for any new positions created by such increase must be received by the close of business on the 10th day following the day on which public announcement of the increase is first made. The Shareholder’s submission must be made by a registered Shareholder on his or her behalf or on behalf of the beneficial owner of the Shares and must include information specified in our Bylaws. Additionally, any Shareholder that intends to solicit proxies in support of a director nominee other than our Board’s nominees also must comply with Rule 14a-19 under the Exchange Act.
Householding
The broker, trustee or other nominee for any shareholder who is a beneficial owner of the Shares may deliver only one copy of our proxy statement and annual report to multiple shareholders who share the same address, unless that broker, trustee or other nominee has received contrary instructions from one or more of the shareholders. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a written request to Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary or by calling (212) 790-0000. You may also obtain a copy of the proxy statement and annual report on the “Shareholder Services—Filings and Financials” section of our website (www.sculptor.com). Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, trustee or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Annual Report
Our Annual Report on Form 10-K, for the year ended December 31, 2022, is included with these proxy solicitation materials. A copy of our Annual Report, including the financial statements included therein, is also available without charge by visiting the Company’s website (www.sculptor.com) or upon written request to Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.

By Order of the Board of Directors,

David Levine
Secretary
April 28, 2023
New York, New York

Annex A
Sculptor Capital Management, Inc.
Board of Directors’ Independence Standards
An “independent” director is a director whom the Board of Directors has determined has no material relationship with the Company or any of its consolidated subsidiaries (collectively, the “Company”), either directly or indirectly.
To assist it in making determinations of director independence, the Board has determined that each of the relationships below is categorically immaterial and therefore, by itself, does not preclude a director from being independent:
1. the director has an immediate family member who is, or has been within the last three years, employed by the Company other than as an executive officer;
2. the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, $120,000 or less in direct compensation from the Company, not including board and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
3. (A) the director has an immediate family member who is a current employee (but not a partner) of a firm that is the Company’s internal or outside auditor, but does not personally work on (and has not personally worked on in the last three years) the Company’s audit; or (B) the director or an immediate family member was, within the last three years, a partner or employee of a firm that is the Company’s internal or outside auditor but no longer works at the firm and did not personally work on the Company’s audit within that time;
4. the director or an immediate family member is, or has been within the last three years, employed at another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee, but the director or the director’s immediate family member is (or was) not an executive officer of the other company and his or her compensation is not (or was not) determined or reviewed by that company’s compensation committee;
5. the director or an immediate family member is a current employee of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, was less than $1 million or 2% of the other company’s consolidated gross revenues, whichever is greater; and
6. the director or an immediate family member is an employee (other than an executive officer) of a non-profit organization to which the Company has made contributions that, in any of the last three fiscal years, were less than $1 million or 2% of the non-profit organization’s consolidated gross revenues, whichever is greater.
An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

SCULPTOR CAPITAL MANAGEMENT, INC.
OFFICE OF THE SECRETARY
9 W. 57TH ST.
NEW YORK, NY 10019-2701

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SCULPTOR CAPITAL MANAGEMENT, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors as Class I Directors to serve for a term of three years and until their successors is duly elected or appointed and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James S. Levin
02) Wayne Cohen

The Board of Directors recommends you vote FOR proposals 2, 3 and 1 Year on proposal 4:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
3. To approve, by a non-binding advisory vote, of the compensation of the Named Executive Officers of the Company (the “Say-on-Pay” Vote).	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. To approve, by a non-binding advisory vote of the frequency of future Say-on-Pay Votes.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

V15317-P87133

SCULPTOR CAPITAL MANAGEMENT, INC.
Annual Meeting of Shareholders
June 22, 2023 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David Levine, as proxy and attorney-in-fact, with the full power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the voting shares of SCULPTOR CAPITAL MANAGEMENT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on June 22, 2023, via a live webcast at www.virtualshareholdermeeting.com/SCU2023, and any adjournment or postponement thereof; with all powers which the shareholder(s) would possess if present at the Annual Meeting of Shareholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side